UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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West Pharmaceutical Services, Inc.

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West

2026

Notice of Annual Meeting and Proxy Statement

Monday, May 4, 2026

9:30 AM Eastern Daylight Time

www.virtualshareholdermeeting.com/WST2026

About West

West Pharmaceutical Services, Inc. (“West” or the “Company”) is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients.

Our Purpose

We serve to improve patient lives.

Our Core Values

Passion for Customers.

Leadership in Quality.

One West Team.

Our Mission

We contain and deliver injectable therapies that improve patient lives.

Our Vision

To be the world leader in the integrated containment and delivery of injectable medicines.

Certain forward-looking statements are included in this Proxy Statement. They use such words as “will,” “continue,” “estimate,” “expect,” “looking to the future,” and other similar terminology. These statements reflect Management’s current expectations regarding future events and operating performance and speak only as of the date of this document. These statements are based on Management’s beliefs and assumptions, current expectations, estimates, and forecasts. There are many factors that can influence the Company’s future results that are beyond the ability of the Company to control or predict. Because of these known or unknown risks or uncertainties, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. For a description of factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10 K for the year ended December 31, 2025, and as revised or supplemented by our quarterly reports on Form 10 Q or Form 8 K. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Message from the President, CEO and Chair of the Board

Dear Shareholders:

In 2025, we advanced our shared purpose to improve patients’ lives and reinforced our position as the market-leading injectable solutions company serving some of the fastest growing areas of healthcare.

Our Mission Drives Our Business Performance

Our performance in 2025 was the result of our relentless focus on executing our growth strategy, even as we faced initial challenges at the beginning of the year. Our progress reflects our team’s passion for excellence in drug delivery. We built momentum in our business through the year with a strong and growing portfolio of products and services that reached more patients and generated net sales of over $3 billion, equivalent to 4.3% year-over-year organic growth, adjusted operating margin of 20.2% and adjusted-diluted EPS of $7.29, representing year-on-year growth of 8%.

This growth was driven by strong performance in our Proprietary Products segment, specifically High-Value Product (“HVP”) Components, our largest and most profitable business, which represented about half of our total net sales and grew 9% organically year-over-year. Key growth drivers included GLP-1s, Biologics and Annex 1. Our Standard Products net sales were flat organically and continued to serve as an important funnel for our HVP Components business as customers move up the value chain. We made steady progress in improving the economics of our HVP Devices business. In January 2026 we announced an agreement to sell SmartDose® 3.5mL, which aligns with our ongoing commitment to our customer development pipeline and patient-centric approach to drive durable and profitable growth.

Our Contract Manufacturing segment, which represents 19% of our 2025 net sales, delivered growth and operational improvements, with our Dublin facility ramping production of delivery devices for obesity and diabetes and poised to commence commercial drug-handling operations in 2026.

We delivered operating cash flow of $755 million and invested $286 million in capital expenditure investments to expand capacity, automation and innovation.

Our free cash flow of $469 million was up 70% versus last year and we returned $195 million in capital to shareholders through share repurchases and dividends. 2025 marked the 33rd consecutive year that we have increased our dividend.

Innovating as a One West Team

This progress would not be possible without the commitment and hard work of our One West team. We strengthened our executive leadership team, with five out of ten members having joined in the last 12 months. I’m also privileged to serve on an exceptional Board with independent directors who provide valuable oversight and counsel, including Rob Friel who has been serving as Lead Independent Director since April 2025.

In 2025, we invested $74 million in Research and Development to bring innovative products to market and sustain our growth trajectory. In October, we introduced West Synchrony™ Prefillable Syringe System, an innovative system that marks a significant shift in drug delivery solutions by offering a fully verified platform from a single supplier for biologics and vaccines.

We are proud to have been recognized with several notable achievements, including the 2025 Best Primary Packaging Specialist by The Medicine Maker Company of the Year Awards. Our success reflects the dedication of over 10,000 employees across 50 locations. The trust that our customers place in us is our most valuable asset, and we work tirelessly to uphold it.

Future Outlook

Throughout 2025 we repositioned West for long-term success. With a strong financial foundation, a refreshed leadership team and a culture of innovation, we are confident in our ability to deliver sustainable growth and create value for patients, customers and shareholders in 2026 and beyond.

Your Vote Matters

Your vote is important to us, and we look forward to your participation in our 2026 Annual Meeting of Shareholders on Monday, May 4, 2026, at 9:30 a.m. ET.

Sincerely,

Eric M. Green
President, Chief Executive Officer and Chair of the Board

Notice of 2026 Annual Meeting of Shareholders

WHEN	VIRTUAL MEETING LOCATION	RECORD DATE
Monday, May 4, 2026 9:30 AM, Eastern Daylight Time	www.virtualshareholdermeeting.com/WST2026 Enter the 16-digit digital control number found on your proxy card.	Close of business on February 27, 2026

Online access to the webcast will open 15 minutes prior to the start of the meeting. We encourage you to log on early. Additionally, shareholders participating in the Annual Meeting via the webcast may submit questions through the virtual meeting platform by following the instructions described in this Proxy Statement and on the website.

Proposal		Board Recommendation	Page
1	Election of the eleven nominees set forth in the attached Proxy Statement as directors, each for a term of one year until the 2027 Annual Meeting of Shareholders	FOR all of the Board’s nominees	6
2	Consideration of an advisory vote to approve Named Executive Officer compensation	FOR	36
3	Ratification of the appointment of our independent registered public accounting firm for 2026	FOR	72
4	Shareholder proposal regarding an Independent Board Chair Policy	AGAINST	75
	We will also transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Your Vote is Important. If you are a registered shareholder on the record date, you are entitled to notice of the Annual Meeting, and to vote at the Annual Meeting and any postponements or adjournments thereof using one of the following methods:

PHONE	INTERNET	MAIL	DURING THE MEETING
Call toll-free from the United States, U.S. territories and Canada to 1-800-690-6903	Log on to www.ProxyVote.com	Mail your signed proxy card or voting instruction card to the address provided	Log on to www.virtualshareholder meeting.com/WST2026 with your 16-digit digital control number found on your proxy card
If you hold shares of the Company in “Street Name,” please follow the voting instructions provided by your bank, broker or other nominee to vote your shares of the Company.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders To be Held on May 4, 2026: The Notice of Annual Meeting (the “Notice”), Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report on Form 10-K”) are available on our website at www.westpharma.com/investors/financial. A Notice Regarding the Internet Availability of Proxy Materials or the Notice, 2025 Annual Report on Form 10-K, form of proxy, and accompanying materials are first being sent to shareholders on or about March 12, 2026.

Norman D. Finch Jr. Sr. Vice President, General Counsel and Corporate Secretary

1

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2025 Business Highlights

The performance of our Company is attributed to our purpose of improving patients' lives supported by our market-led approach, global manufacturing and One West philosophy. The results achieved in 2025 were the result of the dedication and relentless focus of our over 10,000 team members across the world to deliver thousands of injectable therapies to millions of patients daily. We reported the following figures and achievements for the full year 2025:

$3.1B Net Sales		$6.79 Reported-diluted EPS	$7.29 Adjusted-diluted EPS*
Full-year 2025 net sales of $3.1 billion, a 6.3% increase; organic net sales* increase of 4.3%; currency translation increased net sales by 200 basis points		Full-year 2025 reported-diluted EPS of $6.79, an increase of 1.5%, and full-year 2025 adjusted-diluted EPS* of $7.29 increased 8.0%

19.0% Operating Profit Margin	20.2% Adjusted Operating Profit Margin*	$755M Operating Cash Flow
Full-year 2025 operating profit margin of 19.0%, a decrease of 70 basis points, and full-year 2025 adjusted operating profit margin* of 20.2%, an increase of 40 basis points

Full-year 2025 operating cash flow was $755 million, an increase of 15.5%; capital expenditures were $286 million, compared to $377 million over the same period last year; free cash flow (operating cash flow minus capital expenditures) was $469 million, an increase of 70%

*These measures are outside of generally accepted accounting principles in the United States (“U.S. GAAP”). See Annex A on Page A-1 for a reconciliation of these non-U.S. GAAP financial measures to our results as reported under U.S. GAAP.

Full-Year 2025 Net Sales(1) (1) Numbers represent % of total company sales (2) Non-proprietary products
West at a Glance 41B Components and devices produced in 2025 25 Manufacturing sites globally 10,000+ Employees

West 2026 Proxy Statement | www.westpharma.com

2 I Proxy Summary

Awards & Organizational Involvement

Irish American Business Chamber & Network Award for Philanthropy	Best Cell & Gene Therapy Supplier Award Fill Finish, IMAPAC Biopharma

Champion of Board Diversity Forum of Executive Women	Company of the Year, Best Packaging Specialist Medicine Maker

Partners in Philanthropy Award Philadelphia Business Journal	Product Launch Excellence Award Pharma Technology

					Proxy Summary I 3

Our Director Nominees			Committees Legend
			■	Chair	⚫	Member
			AC	Audit Committee	CC	Compensation Committee
			NCGC	Nominating and Corporate Governance Committee

Directors	Occupation	Age	Independent	Committee Membership
				AC	CC	NCGC
	MARK A. BUTHMAN Retired Executive Vice President & Chief Financial Officer, Kimberly-Clark Corporation	65			⚫
	WILLIAM F. FEEHERY, PH.D. Former Chief Executive Officer, Certara, Inc.	56		⚫
	ROBERT F. FRIEL Retired Chair, President & Chief Executive Officer, PerkinElmer, Inc. (now Revvity, Inc.)	70				⚫
	ERIC M. GREEN President and Chief Executive Officer, West Pharmaceutical Services, Inc.	56
	JANET B. HAUGEN Retired Chief Financial Officer, Unisys Corporation	67		■
	MOLLY E. JOSEPH Former Chief Executive Officer, UnitedHealthcare Global	52			■	⚫
	DEBORAH L. V. KELLER Former Chief Executive Officer, Covance Drug Development	63			⚫	■
	MYLA P. LAI-GOLDMAN, M.D. Chair and Former Chief Executive Officer and President, GeneCentric Therapeutics, Inc.	68		⚫
	STEPHEN H. LOCKHART, M.D., PH.D. Former Chief Medical Officer, Sutter Health	67			⚫
	DOUGLAS A. MICHELS Retired President & Chief Executive Officer, OraSure Technologies, Inc.	69		⚫		⚫
	PAOLO PUCCI Retired Chief Executive Officer, ArQule, Inc.	64		⚫

			West 2026 Proxy Statement | www.westpharma.com

4 I Proxy Summary

Corporate Governance Highlights

West is committed to a corporate governance structure that promotes effective Board leadership, accountability and independent oversight in order to help our business manage risk and deliver long-term value for shareholders. Our key governance practices are listed below and are more fully described, along with our policies, under the Corporate Governance section on page 22.

Our Articles of Incorporation, Bylaws, Corporate Governance Principles, Board Committee Charters, Director Qualification Standards, Independence Standards and Code of Conduct provide the framework for our corporate governance and assist the Board in fulfilling its duties to shareholders. We are committed to engaging with our shareholders to understand their views on our corporate governance practices. In addition, we continuously seek to align our corporate governance with market practice and our business needs.

SHAREHOLDER RIGHTS	Independence
Proxy access bylaw	Ten of our eleven directors are independent
Shareholders holding a combined 25% of the Company’s outstanding voting power can call a special shareholders meeting	Separate Board Chair and Lead Independent Director roles
No dual class of stock or controlling stockholder	100% independent standing Board committees
Majority voting in uncontested director elections	Regular executive sessions of independent directors
No poison pill in place	Board-adopted Independence Standards
Annual “Say-on-Pay” advisory vote	Annual review of director independence by Nominating and Corporate Governance Committee and Lead Independent Director
BOARD COMPOSITION	Good governance practices
Board comprised of directors with an appropriate mix of skills, experiences and perspectives	Strong director attendance at 2025 Board and Committee meetings
36% of our Board is gender diverse and 9% of our Board is ethnically diverse	Robust Corporate Governance Principles
Active Board refreshment includes the addition of three new directors since 2021	Board Tenure Policy with retirement age of 75
OVERSIGHT	Securities Trading Policy expressly prohibits speculative trading and hedging transactions in Company securities

Comprehensive risk oversight by the Board and its committees facilitated by our Enterprise Risk Management (“ERM”) program and cybersecurity program

Board and committee oversight of sustainability matters

Director orientation program and continuing educational opportunities
Share Ownership Guidelines for executive officers and directors Related Party Transaction Policy and Procedures
ACCOUNTABILITY	Policy on directors’ outside board service
Annual Board and committee self-evaluations
Clawback Policy in the event of executive misconduct

Proxy Summary I 5
Executive Compensation Highlights Our executive compensation program is designed with the objective of strongly linking pay with performance.

WHAT WE DO	WHAT WE DO NOT DO

    Target Total Direct Compensation at the 50th percentile of our comparator group companies

    Provide major portion of compensation through performance-based incentives

    Monitor and model executive pay programs through realizable pay-for-performance analyses and tally sheets

    Incorporate in our Change-in-Control (“CIC”) agreements a “double-trigger” feature requiring termination of employment to receive benefits

    Require executive officers to meet West stock ownership guidelines within 5-year period; if not met, ongoing compliance requirements are imposed until ownership guidelines are met

    Maintain compensation recovery (clawback) policies triggered by financial restatement or executive misconduct

    Engage with an independent consultant to review compensation programs and decisions

    No hedging, pledging or engaging in any derivatives trading with respect to our common stock

    No repricing or exchange of awards without shareholder approval

    No individual severance agreements for executive officers other than CEO

    No tax gross-ups related to change in control

    No guaranteed incentive payouts

    No single trigger accelerated vesting of equity awards for executive officers upon a change in control

    No above market returns on deferred compensation plans

Say-on-Pay

Each year, we hold a shareholder “Say-on-Pay” advisory vote to assess the support for the compensation of our Named Executive Officers (“NEOs”) as disclosed in our Proxy Statement. Our shareholders strongly supported our executive compensation program at the Company’s 2025 Annual Meeting, with over 94% of the votes cast in favor of our Say-on-Pay proposal. The Compensation Committee reviews and thoughtfully considers the results of Say-on-Pay votes when evaluating our executive compensation program. Given the strong shareholder support at the 2025 Annual Meeting, we did not make any specific changes to our executive compensation programs in response. The Compensation Committee values feedback from West’s shareholders and will continue to consider the results from Say-on-Pay votes and feedback received through shareholder outreach in its compensation decisions.

West 2026 Proxy Statement | www.westpharma.com

Proposal 1 – Election of Directors

Our shareholders are asked to consider the following eleven nominees for election to our Board:

• Mark A. Buthman	• Janet B. Haugen	• Stephen H. Lockhart, M.D., Ph.D.
• William F. Feehery, Ph.D.	• Molly E. Joseph	• Douglas A. Michels
• Robert F. Friel	• Deborah L. V. Keller	• Paolo Pucci
• Eric M. Green	• Myla P. Lai-Goldman, M.D.

If elected, each nominee will serve as director for a one-year term until the 2027 Annual Meeting of Shareholders, or until their earlier death, resignation, retirement, disqualification or removal.

All eleven nominees are current Company directors, and all ten non-employee directors have been determined by our Board to be independent.

The director nominee biographies that follow outline each nominee’s reasons for nomination, personal and professional backgrounds and qualifications, tenure as a Company director, Board committee membership and other relevant information for your consideration. The Director Skills Matrix found on page 19 reflects each nominee’s relevant experience, expertise and skills.

Our Nominating and Corporate Governance Committee (“NCGC”) reviewed the qualifications of each of the nominees, finding that each nominee possesses the required attributes and that all nominees collectively strike the appropriate balance of expertise, skills, perspectives, experiences and personal backgrounds. On February 16, 2026, our NCGC recommended to our Board that each of the above nominees be nominated for re-election by a vote of our shareholders at the 2026 Annual Meeting. The Board approved the Committee’s recommendation at its meeting on February 16, 2026. Additional details regarding the director nomination process can be found on page 18.

Each of the nominees has agreed to be named as a nominee in this Proxy Statement and to serve on the Board, if elected. While we expect each nominee to be able to serve if elected, if any nominee is unable to serve, then the NCGC will recommend to our Board a replacement nominee. The Board may then designate the replacement nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

The Board unanimously recommends a vote FOR the election of each of these nominees as directors.

Proposal 1 — Election of Directors      I     7

Director Nominee Biographies

Committee Membership Compensation Age 65 Director since 2011 Independent

Mark A. Buthman

Former Executive Vice President & Chief Financial Officer, Kimberly-Clark Corporation

Reasons for Nomination

Mr. Buthman brings to the Board extensive global financial expertise and deep knowledge of branded products within the consumer, professional and healthcare sectors. He formerly served as the Senior Vice President and Chief Financial Officer (2003-2015) and Executive Vice President (2015) at Kimberly-Clark, a Fortune 150 company with significant international operations.

As a member of the Board’s Compensation Committee, Mr. Buthman is applying the financial management skills he acquired during his 33-year career at Kimberly-Clark in finance, strategy, and operations, as well as his experience serving as Chair of the Audit Committee at IDEX Corporation. Mr. Buthman also provides relevant strategic planning insights with his career track record of more than 50 acquisitions totaling over $10 billion in value.

Other Directorships

●
Current: IDEX Corporation
●
Former (within prior 5 years): None

Education

●
B.A., Finance, University of Iowa

Other Relevant Information

●
Board Chair of Pavillon International, a not-for-profit treatment center for individuals suffering from substance use disorder

West 2026 Proxy Statement     |     www.westpharma.com

8     I     Proposal 1 — Election of Directors

54 2012

Executive Officer, Certara, Inc

 Feehery occupies multiple business unit leadership roles in DuPont (previously E.I. du Pont de Nemours & Company) (2002-2019) and Dr. Feehery has Comprehensive healthcare industry experience through his CEO role at Certara. He also holds a Ph.D. degree in chemical engineering and has significant experience in managing R&D and commercializing cutting edge technologies.

n-depth international supply chain knowledge, including direct responsibility for global manufacturing. Also has extensive experience in marketing to customers and promoting goods and services through roles at Certara and DuPont. He also active in Business Development, including several mergers and acquisitions, strategic business partnerships and divestitures. Executive leadership background including as CEO of a publicly-traded company and senior roles at multinational company.

 Feehery is the only independent member of our Board who currently serves as a public company CEO, experience we believe significantly enhances our Board capabilities. His deep corporate insight, scientific expertise and extensive experience in the healthcare industry contribute to his membership on the Committees he serves on.

●
Certara, Inc
●
 years): None

●

●

Committee Membership Audit Age 56 Director since 2012 Independent

William F. Feehery, Ph.D.

Former Chief Executive Officer, Certara, Inc.

Reasons for Nomination

Dr. Feehery brings to the Board comprehensive experience in the healthcare industry through his former role as Chief Executive Officer of Certara, a biosimulation technology company he led from 2019 through December 2025. He has significant experience in managing R&D and commercializing cutting-edge technologies.

Through experience he gained leading multiple business units at DuPont (2002-2019), including having full P&L responsibility for 3,000 people, 20 manufacturing plants and worldwide marketing and sales across multiple markets, as well as his oversight of Certara, Dr. Feehery applies his financial and strategic acumen to his role as a member of the Board’s Audit Committee.

As a former public company CEO, Dr. Feehery also brings valuable corporate perspectives and insights to the Board and the Audit Committee.

Other Directorships

●
Current: None
●
Former (within prior 5 years): Certara, Inc. (through 2025)

Education

●
Ph.D., in Chemical Engineering, and M.B.A., Massachusetts Institute of Technology
●
B.S.E., Chemical Engineering, University of Pennsylvania
●
Churchill Scholar, University of Cambridge

Other Relevant Information

●
Before joining DuPont, Dr. Feehery was engaged in venture capital and was a management consultant for the Boston Consulting Group.

Proposal 1 — Election of Directors      I     9

Committee Membership Nominating & Corporate Governance Age 70 Director since 2020 Lead Independent Director since April 2025

Robert F. Friel

Retired Chair, President & Chief Executive Officer, PerkinElmer, Inc. (now Revvity, Inc.)

Reasons for Nomination

Mr. Friel brings to the Board comprehensive healthcare industry experience through his leadership of PerkinElmer, where he served as Chair, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (1999–2019). Prior to joining PerkinElmer, Mr. Friel served in several finance-focused senior management positions with AlliedSignal, Inc., now Honeywell International.

His extensive global leadership in setting growth strategy and overseeing operational and financial risks strengthens the Board’s global perspective. Mr. Friel’s deep finance and tax expertise and his experience with mergers, acquisitions and strategic partnerships support his service on the Board’s Nominating & Corporate Governance Committee.

Mr. Friel’s tenured leadership at a successful public company and service on other Boards enhance our Board’s oversight of succession planning, innovation and corporate governance.

Other Directorships

●
Current: Xylem, Inc.
●
Former (within prior 5 years): NuVasive, Inc. (through 2023)

Education

●
M.S., Taxation, Fairleigh Dickinson University
●
B.A., Economics, Lafayette College

Other Relevant Information

●
Mr. Friel is a director of New York Life Insurance Company.

West 2026 Proxy Statement     |     www.westpharma.com

10     I     Proposal 1 — Election of Directors

Age 56 Director since 2015 Chair of the Board

Eric M. Green

Chair of the Board, President & Chief Executive Officer, West Pharmaceutical Services, Inc.

Reasons for Nomination

Mr. Green brings to the Board comprehensive healthcare industry experience through his leadership as Chief Executive Officer of West (2015–present) and his prior senior executive roles at Sigma-Aldrich (1993–2015). His three-decade career in life sciences has given him deep expertise in innovation, operations and global business transformation.

Mr. Green has broad experience managing large-scale operations and business strategy, including leading over 10,000 team members at West and overseeing several of the major businesses at Sigma-Aldrich, which enhances the Board’s oversight of West’s growth strategy.

As West’s Chair and CEO, Mr. Green provides direct insight into corporate strategy, risk management and performance oversight for the Board.

Other Directorships

●
Current: Ecolab Inc.
●
Former (within prior 5 years): None

Education

●
M.B.A., Olin Business School, Washington University in St. Louis
●
B.A., Chemistry, Bethel University

Proposal 1 — Election of Directors      I     11

Committee Membership Audit (Chair) Age 67 Director since 2024 Independent

Janet B. Haugen

Retired Chief Financial Officer, Unisys Corporation

Reasons for Nomination

Ms. Haugen brings to the Board extensive financial and executive leadership experience through her tenure at Unisys Corporation (1999–2019), where she served as Chief Financial Officer for 16 years. She has significant expertise in business transformation, finance and corporate administration, which strengthens the Board’s strategic and financial oversight.

Ms. Haugen brings senior leadership, management and financial expertise gained through her service as a CFO, as well as broad industry knowledge developed as a senior executive of a global technology organization. Earlier in her career, she was a partner at Ernst & Young, working with Fortune 500 companies in the technology and manufacturing industries.

Ms. Haugen applies her experience in auditing, risk management, corporate governance, financial controls and corporate management as Chair of the Board’s Audit Committee.

Other Directorships

●
Current: Bentley Systems, NCR Voyix
●
Former (within prior 5 years): Paycom Software (through 2021), Juniper Networks (through 2025)

Education

●
B.A., Economics, Computer Science, Rutgers University

Other Relevant Information

●
Ms. Haugen is currently National Association of Corporate Directors Directorship Certified, signifying her dedication to ongoing professional development and adherence to best practices for board oversight.

West 2026 Proxy Statement     |     www.westpharma.com

12     I     Proposal 1 — Election of Directors

51 2021

s. Joseph serving in increasing levels of executive leadership roles at this healthcare and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone (2005-2021). Thorough international healthcare industry experience through her roles at UnitedHealth Group, one of the largest health benefits and medical delivery businesses outside the United States.

olds a law degree which she leveraged in various corporate development roles. International supply chain oversight of complex purchasing networks across the healthcare ecosystem and operations. Executive leadership gained through management of 55 hospitals and several hundred ambulatory centers, with over 9 million patients and 7 million insurance members in a highly-regulated insurance and healthcare delivery industry. Developed skills in financial management, health system delivery/funding and knowledge of global health systems during her career at UnitedHealth Group. Extensive experience marketing services to both business customers and consumers through her roles at UnitedHealth Group. Gained more than two decades of mergers and acquisitions experience across roles in corporate development, investment banking and corporate law.

●
First Solar, Inc.
●
 years): None

●
s. Joseph graduated Santa Clara University with a Bachelor of Science degree and received a Juris Doctorate from Georgetown Law Center

●

Committee Membership Compensation (Chair) Nominating & Corporate Governance Age 52 Director since 2021 Independent

Molly E. Joseph

Former Chief Executive Officer, UnitedHealthcare Global

Reasons for Nomination

Ms. Joseph brings to the Board extensive international healthcare industry experience through her senior leadership roles at UnitedHealth Group (2005–2021) and her current roles as Founder and Managing Partner of Cypress Pass Ventures, an investment and advisory firm focused on health modernization, and Senior Advisor of Invidia Capital Management LP, a healthcare-oriented private equity firm. As Chief Executive Officer of UnitedHealthcare Global, she managed operations for 55 hospitals and several hundred ambulatory centers, serving more than nine million patients and seven million insurance members across highly regulated international markets.

Ms. Joseph also acquired expertise in financial management, health-system delivery and funding, and global health systems during her tenure at UnitedHealth Group and in her current role at Cypress Pass Ventures. Her more than two decades of mergers and acquisitions experience across corporate development, investment banking and corporate law strengthen the Board’s oversight of strategic growth.

Ms. Joseph applies her extensive experience in management and strategic planning to her roles as Chair of the Board’s Compensation Committee and member of the Nominating & Corporate Governance Committee.

Other Directorships

●
Current: Lumexa Imaging, Inc. (formerly US Radiology Specialists)
●
Former (within prior 5 years): First Solar, Inc. (through 2025)

Education

●
J.D., Georgetown University Law Center
●
B.S., Political Science, Santa Clara University

Other Relevant Information

●
Ms. Joseph serves on the Boards of Directors of AMSURG and Arvest Bank Group, Inc. and is Vice Chair of the Board of Trustees at Santa Clara University.

Proposal 1 — Election of Directors      I     13

62 2017

Principal

s. Keller retired as CEO after holding various executive leadership roles in this business segment of Laboratory Corporation of America Holdings (1987-2017). She has •Broad international healthcare industry experience, including leading the world’s largest provider of research and clinical laboratory services.

Holds dual degrees in chemistry and accounting; led R&D and technical teams. Oversaw complex, international operations and supply chain in more than 200 countries. She has extensive experience marketing to customers and promoting goods and services through her role at Covance Drug Development, including leading the Global Marketing function. International executive leadership experience as CEO and other senior roles for a publicly-traded, multinational company. Regulatory and Quality Assurance experience in the U.S., EU, China and Japan in drug development and manufacturing.

●
None
●
 years): None

●
.

●

Committee Membership Nominating & Corporate Governance (Chair) Compensation Age 63 Director since 2017 Independent

Deborah L. V. Keller

Former Chief Executive Officer, Covance Drug Development

Reasons for Nomination

Ms. Keller brings to the Board broad international healthcare industry experience, including her leadership as the former Chief Executive Officer of Covance Drug Development, where she led the world’s largest provider of research and clinical laboratory services. Over her three decades at Covance (1987–2016), she oversaw complex international operations, research and development and supply chain in more than 200 countries. Ms. Keller is the Founder and Principal at Black Frame Advisors LLC, which serves the healthcare and pharmaceutical industry.

Ms. Keller’s experience marketing to customers and promoting goods and services through her role at Covance Drug Development, including leading the Global Marketing function, provides valuable perspective to the Board. Her international executive leadership experience as CEO and other senior roles for a publicly traded multinational company, along with her Regulatory and Quality Assurance experience in the U.S., EU, China and Japan, strengthens the Board’s ability to navigate complex global compliance and operational challenges.

As Chair of the Nominating & Corporate Governance Committee and member of the Compensation Committee, Ms. Keller leverages her background in drug development, corporate management expertise and operational excellence to strengthen West’s governance practices.

Other Directorships

●
Current: None
●
Former (within prior 5 years): None

Education

●
M.B.A., University of Wisconsin
●
B.S., Chemistry, and B.B.A., Accounting, Nazareth College

Other Relevant Information

●
Ms. Keller is Chair of the Wisconsin Alumni Research Foundation (WARF).

West 2026 Proxy Statement     |     www.westpharma.com

14     I     Proposal 1 — Election of Directors

Committee Membership Audit Age 68 Director since 2014 Independent

Myla P. Lai-Goldman, M.D.

Chair & Former Chief Executive Officer & President, GeneCentric Therapeutics, Inc.

Reasons for Nomination

Dr. Lai-Goldman brings to the Board expansive healthcare industry experience through her senior leadership roles at GeneCentric Therapeutics (2011–present), Labcorp (1990–2008) and Roche Biomedical. She is also managing partner of Personalized Science, LLC, a clinical diagnostic consulting company that she founded in 2008.

A board-certified anatomic and clinical pathologist, Dr. Lai-Goldman has applied scientific expertise and executive leadership over decades to advance clinical diagnostics and precision medicine. Her regulatory, research and product development experience strengthens the Board’s oversight of innovation and R&D strategy. She played a critical role in navigating the complex regulatory landscape of the healthcare industry while serving as Chief Medical Officer at Labcorp.

Dr. Lai-Goldman’s operational and healthcare background support her role on the Board’s Audit Committee.

Other Directorships

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Current: Quanterix Corporation
●
Former (within prior 5 years): Akoya Biosciences, Inc. (through 2025)

Education

●
M.D., Columbia University
●
B.A., Biology, University of Pennsylvania

Other Relevant Information

●
Dr. Lai-Goldman is Board-certified in anatomic and clinical pathology.
●
She also serves on the boards of directors of NovoPath LLC and Mercy BioAnalytics. She has also served as a venture partner at Hatteras Venture Partners since August 2011.

Proposal 1 — Election of Directors      I     15

Committee Membership Compensation Age 67 Director since 2022 Independent

Stephen H. Lockhart, M.D., Ph.D.

Former Chief Medical Officer, Sutter Health

Reasons for Nomination

Dr. Lockhart brings to the Board extensive healthcare leadership experience through his tenure as Chief Medical Officer of Sutter Health (2015–2021), one of the nation’s largest not-for-profit healthcare systems.

A board-certified anesthesiologist, Dr. Lockhart created a regulatory framework for drug testing and drug development in precision medicine and served on the California Governor’s Advisory Committee on Precision Medicine, where he chaired the Legal and Regulatory Subcommittee. He also gained significant business development experience managing the mergers of multiple hospital systems during his tenure as Chief Medical Officer.

His broad healthcare industry, deep financial knowledge and operational experience inform his service on the Board’s Compensation Committee.

Other Directorships

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Current: Molina Healthcare; National Research Corporation Health
●
Former (within prior 5 years): None

Education

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M.D. and Ph.D., Cornell University
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MPhil, Medicine, Oxford University (Rhodes Scholar)
●
B.A., Economics, Mathematics, Washington University in St. Louis

Other Relevant Information

●
Dr. Lockhart’s non-profit board service has included the ECRI Institute, REI, The David and Lucile Packard Foundation, EO Wilson Biodiversity Foundation and Parks California, a state-wide nonprofit dedicated to supporting California’s parks and public lands.

West 2026 Proxy Statement     |     www.westpharma.com

16     I     Proposal 1 — Election of Directors

Committee Membership Audit Nominating & Corporate Governance Age 69 Director since 2011 Independent

Douglas A. Michels

Retired President & Chief Executive Officer, OraSure Technologies, Inc.

Reasons for Nomination

Mr. Michels brings to the Board more than 30 years of experience in the healthcare diagnostics industry, including service as Chief Executive Officer of OraSure Technologies (2004–2018) and earlier roles at Johnson & Johnson (1985–2004). At OraSure, he oversaw the development and FDA approval of the nation’s first over-the-counter rapid HIV self-test and the first and only FDA-approved rapid hepatitis C test.

His experience leading global operations and navigating complex regulatory processes provides the Board with valuable insight into risk management, compliance and innovation oversight.

Mr. Michels’ background in strategy, supply-chain management and product development supports his service on the Audit and Nominating & Corporate Governance Committees.

Other Directorships

●
Current: None
●
Former (within prior 5 years): Tyme Technologies, Inc. (through 2022)

Education

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M.B.A., Rutgers University
●
B.S., Public Health, University of Illinois

Other Relevant Information

●
In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS.
●
He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care.

Proposal 1 — Election of Directors      I     17

Committee Membership Audit Age 64 Director since 2016

Paolo Pucci

Retired Chief Executive Officer, ArQule, Inc.

Reasons for Nomination

Mr. Pucci brings to the Board extensive global healthcare and biopharmaceutical experience through his leadership as Chief Executive Officer of ArQule (2008–2020) and his prior executive roles at Bayer A.G. (2001–2008). He guided ArQule, a biopharmaceutical oncology company, through its acquisition by Merck & Co., demonstrating strong strategic and governance expertise.

Mr. Pucci offers deep insight into strategic planning, capital allocation and operational oversight. His experience managing global pharmaceutical operations and regulatory affairs strengthens the Board’s governance, audit and risk oversight.

Mr. Pucci’s experience as a public company CEO and director of multiple international life-sciences companies supports his service on the Board’s Audit Committee, where he contributes perspectives on enterprise risk and financial discipline.

Other Directorships

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Current: Replimune Group Inc.
●
Former (within prior 5 years): Merus N.V. (through 2025); ArQule Inc. (through 2020); Trillium Therapeutics Inc. (through 2021)

Education

●
M.B.A., University of Chicago Booth School of Business
●
B.A., Economics and Accounting, Università degli Studi di Napoli Federico II

Other Relevant Information

●
In addition to the directorships noted above, Mr. Pucci previously served on the Boards of Directors of Dyax, Inc. (acquired by Shire PLC in 2016), Algeta ASA (acquired by Bayer AG in 2014) and New Link Genetics Inc.
●
In January 2025, he was appointed to be an independent Non-Executive Director to the Board of Directors of the Chiesi Group, a private global research-oriented biopharmaceutical company, where he also serves as Chairman of the Strategy/Sustainability/Innovation Committee.

West 2026 Proxy Statement     |     www.westpharma.com

18     I     Proposal 1 — Election of Directors

Director Nomination Process

Candidates for nomination to our Board are recommended by the NCGC in accordance with the NCGC’s charter, our Articles of Incorporation, our Bylaws, and our Corporate Governance Principles. All people recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by the NCGC with the Board determining the final slate of nominees.

The Board and the NCGC consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

●	A director is nominated based on her or his professional experience. A director’s expertise, experience and traits add to the skill set of the Board as a whole and provide value in areas needed for the Board to operate effectively.
●	A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of Management and the ability to work well with others.
●	A director should be willing and able to devote enough time to the affairs of the Company and be free of any disabling conflict.
●	All the non-employee directors should be “independent” as set forth in our Board Policy on Director Qualification Standards (“Independence Standards”).
●	A director should actively participate in the decision-making process, demonstrate a willingness to express ideas and engage in constructive discussion with other Board members, Management and relevant persons, be willing to make difficult decisions in the best interests of our Company and its stakeholders, including its shareholders, and demonstrate diligence and faithfulness in attending Board and Committee meetings.
●	The Board generally seeks active or former senior executives of public companies, particularly those with backgrounds in international operations, healthcare or public health fields, science or technology backgrounds and individuals with financial expertise.

When reviewing nominees, the NCGC considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs. We also strive for a Board composition that reflects a mix of backgrounds, experiences, expertise, skill sets, perspectives and opinions. Therefore, our director nomination process seeks candidates who bring a diversity of professional experiences and personal backgrounds, which includes consideration of a candidate’s age, gender, race and ethnicity.

The NCGC also reviews annually with the Board the size and composition of the Board and its committees to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In determining whether to add new directors, we review our skills matrix annually to determine the targeted skills that we believe will most significantly enhance the diversity of experience and expertise on our Board. We balance the current skill sets versus the desired optimal mix of skill sets given their relative importance to the Company.

We incorporate the skills matrix into our succession planning to ensure that we are replacing skills that may be lost as directors retire or otherwise leave the Board. The Board considers the defined skills below as most vital to help a director provide value and leadership to help drive West’s success.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws. These procedures are more fully described in the section of this Proxy Statement titled “Other Information – Shareholder Proposals or Nominations.”

Proposal 1 — Election of Directors      I     19

Director Skills Matrix

	BUTHMAN	FEEHERY, PH.D.	FRIEL	GREEN	HAUGEN	JOSEPH	KELLER	LAI-GOLDMAN, M.D.	LOCKHART, M.D., PH.D.	MICHELS	PUCCI

Corporate Development
Material experience in analyzing, identifying and executing significant corporate development opportunities, including mergers and acquisitions, divestitures, joint ventures and large, complex strategic business partnerships

Executive Leadership Officer or senior level experience at a large, complex publicly traded or private company or organization with responsibility for multiple material business functions
Financial Expertise Accounting degree, certification or significant experience requiring financial knowledge & analysis, including responsibility for accounting, treasury and financial risk management
Global Supply Chain & Operations Significant experience managing the operations, supply chain and logistics of producing products for commercial sale globally to maximize profit and minimize waste
Healthcare Industry Management experience in healthcare, life sciences, medical products, devices or services
International Experience Leadership in a company with significant international presence that includes ownership of a material corporate function or a considerable overseas assignment
Marketing Strategy Strategic management experience involving the sales, marketing and branding of products or services

Regulatory/Drug Development
Material work experience in a heavily regulated industry including working on responses to government and customer filings and audits and/or significant work in pharmaceutical drug delivery or diagnostic processes and approaches

Science & Technology Scientific degree used in performing services or certification and significant oversight or involvement with scientific, technological or research and development endeavors

West 2026 Proxy Statement     |     www.westpharma.com

20     I     Proposal 1 — Election of Directors

2025 Non-Employee Director Compensation

Our non-employee Director compensation structure is reviewed annually by the NCGC and Board in consultation with Pay Governance LLC (“Pay Governance”), our independent compensation consultant. The compensation structure in effect for 2025 is set forth below:

Compensation Item	Amount
Annual Retainers and Chair Fees
Board membership	$100,000
Chair of the Board	—
Lead Independent Director	40,000
Audit Committee Chair	25,000
Compensation Committee Chair	20,000
All Other Committee Chairs	15,000
Restricted Stock Units ("RSUs")	220,000

Mr. Green, as an officer of the Company, receives no additional compensation for his service on the Board as our Chair.

The following table shows the total 2025 compensation of our non-employee directors.

2025 Non-Employee Director Compensation

	Fees Earned or Paid		All Other
Name	in Cash ($)(1)	Stock Awards ($)(2)	Compensation ($)(3)	Total ($)
Mark A. Buthman	115,000	219,941	10,000	344,941
William F. Feehery	100,000	219,941	10,000	329,941
Robert F. Friel	133,901	219,941	—	353,842
Janet B. Haugen	100,000	219,941	11,000	330,941
Thomas W. Hofmann	125,000	219,941	11,000	355,941
Molly E. Joseph	113,901	219,941	10,000	343,842
Deborah L. V. Keller	115,000	219,941	—	334,941
Myla P. Lai-Goldman	115,000	219,941	10,000	344,941
Stephen H. Lockhart	100,000	219,941	10,000	329,941
Douglas A. Michels	100,000	219,941	10,000	329,941
Paolo Pucci	112,198	219,941	—	332,139
(1)	The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Lead Independent Director, as applicable. All annual retainers are paid quarterly. The amounts are not reduced to reflect elections to defer fees under the Director Deferred Compensation Plan.
(2)	The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled RSU awards made in 2025 as determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. On May 6, 2025, each non-employee director was awarded 1,071 RSUs with a grant date fair market value of $205.36 per share based on the closing price of our common stock on the award date. For a discussion on RSU grant date fair value, refer to Note 14 of the consolidated financial statements in our 2025 Annual Report on Form 10-K.

RSUs are granted on the date of our Annual Meeting and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date. Generally, all unvested grants of equity forfeit upon termination. However, if a director retires during the calendar year that he or she reaches our mandatory retirement age, the award will vest on a monthly basis through retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan. In 2025, all directors elected to defer their awards with the exception of Mr. Buthman, Ms. Haugen, Mr. Hofmann, Ms. Joseph and Dr. Lockhart. All awards are distributed as shares of common stock, as described below. When dividends are paid on common stock, additional deferred stock units are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

As of December 31, 2025, each of the non-employee directors held 1,071 unvested RSUs from their 2025 stock award grants.

(3)	The amounts in the “All Other Compensation” column include charitable donations of $10,000 made by the Company at the request of Mr. Buthman, Mr. Feehery, Ms. Haugen, Mr. Hofmann, Ms. Joseph, Dr. Lai-Goldman, Dr. Lockhart and Mr. Michels. The column also reflects the Company’s foundation’s matching contributions of $1,000 for charitable donations made by each of Mr. Hofmann and Ms. Haugen.

Proposal 1 — Election of Directors      I     21

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates. Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank. Stock-unit accounts are credited with dividend equivalent units (“DEUs”) based on the number of stock units credited on the dividend record date.

The value of a director’s account balance is distributed on termination of Board service. The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock. Pre-2014 stock units may be distributed in cash in lieu of stock if a director made an election in 2013. All post-2013 stock units are only distributable in stock. Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments. If a director elects the installment option, the cash balance during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

West 2026 Proxy Statement     |     www.westpharma.com

Corporate Governance

Our corporate governance framework is designed to promote responsible oversight, transparent decision-making and sustained long-term value creation for our shareholders. Guided by its commitment to integrity and accountability, as well as its fiduciary duty to act in the best interests of the Company and its shareholders, our Board provides independent leadership and rigorous oversight of Management’s strategy, risk management and performance. We regularly review and enhance our corporate governance policies and practices to ensure alignment with evolving best practices, regulatory requirements and stakeholder expectations. The following section outlines our corporate governance structure and the key policies and practices that support our culture of sound governance and operational excellence.

Board Leadership Structure

The Board’s current leadership structure comprises a Chair and a Lead Independent Director. Our Chief Executive Officer, Eric M. Green, has served as Chair since May 2022. The Board elects a Chair on an annual basis. Under our Bylaws and Corporate Governance Principles, the independent directors will also elect a Lead Independent Director if the individual elected as Chair is not an independent director or when the independent directors determine that it is in the best interests of the Company. In April 2025, the Board elected Robert Friel to serve as Lead Independent Director, succeeding Mr. Paolo Pucci. The responsibilities of the Chair and Lead Independent Director roles are set forth in our Bylaws and Corporate Governance Principles and are summarized below.

Eric M. Green Elected in May 2022 Director since 2015	Robert F. Friel Elected in April 2025 Director since 2020
Chair of the Board of Directors	Lead Independent Director

Responsibilities:

●
Preside at all shareholder meetings
●
Chair all Board meetings
●
Reports to the Board and shareholders
●
Ensure that all orders and actions of the Board and its Committees are implemented
●
Perform all duties which may be required by law and such other duties as are specified from time to time by the Board
●
Consult with the Lead Independent Director on Board agendas and schedules
●
Closely collaborate with the Lead Independent Director

Responsibilities:

●
Serve as principal liaison between the Chair and the independent directors
●
Preside at all sessions of the independent directors or whenever the Chair is not present
●
Call meetings of and set agendas for the independent directors whenever he or she deems appropriate
●
Review and approve agendas and schedules for each Board meeting in consultation with the Chair
●
Review and approve Board meeting minutes
●
Act as the lead for Board discussion of any subject where the CEO would not, in the judgment of the Lead Independent Director, be the appropriate person to chair such discussion
●
Communicate the results of the annual CEO performance evaluation to the CEO
●
Participate in shareholder engagement as requested
●
Perform such other duties as the Board may from time-to-time delegate to assist the Board in fulfilling its responsibilities

Corporate Governance      I     23

Under our Bylaws and Corporate Governance Principles, the Board has the flexibility to change its leadership structure if it determines that doing so is advisable and in the best interests of the Company. As part of the annual Board and Committee evaluation process led by our NCGC, the Board assesses its leadership structure. It evaluates the effectiveness of the current structure relative to the Company’s current operating and governance environment, peer company leadership structures and shareholder feedback.

The Board conducted this assessment at its February 2026 meeting. It determined that the current Board leadership structure best served the interests of the Company and its shareholders at this time. The Board considered a variety of factors in making this determination, including that the current Board structure (as well as the individuals currently serving as Chair and Lead Independent Director) promoted efficient decision-making, strong oversight and an open, constructive dialogue not only among all members of the Board but also between Management and the Board. The Board agreed that, relative to the Company’s current operating and governance environment, the current Board leadership structure represents a balanced approach that ensures strong, effective oversight. The Board noted that it significantly benefited not only from Mr. Green’s deep company and industry knowledge in setting the Board agenda and priorities for West’s long-term success, but also Mr. Friel’s dedication to maintaining robust independence in close collaboration with Mr. Green and the remaining independent directors.

As Lead Independent Director, Mr. Friel held regular executive sessions of only independent directors to review, among other items, the Company’s strategy risk and Management’s operating plans, as well as the criteria by which our CEO and other senior executives are measured and Management’s performance against such criteria. Our board leadership structure is strengthened by such executive sessions and our highly engaged independent directors who lead and comprise each of the Board’s Committees.

Our Board will continue to act in the best interests of West and its shareholders when evaluating and determining its leadership structure moving forward.

Director Independence

Our Board has adopted a formal set of categorical Independence Standards. The Independence Standards satisfy the independence requirements of the New York Stock Exchange (“NYSE”) corporate governance listing standards. Under the Independence Standards, a director must have no material relationship with us other than as a director. The Independence Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, Management and affiliates. The full text of the Independence Standards may be found under the “Investors—Corporate Governance” section on our website at www.westpharma.com.

On an annual basis, the NCGC and the Lead Independent Director review the Independence Standards as well as the independence of each non-employee director thereunder. This review was completed in February 2026. Pursuant to the NCGC’s recommendation, the Board affirmed the Independence Standards and the independence of each non-employee director thereunder, as shown by name in the “Proxy Summary – Our Director Nominees” section of this Proxy Statement.

Board Attendance

Our Board is committed to ensuring that directors attend meetings and that the Board and its Committees devote the appropriate amount of time to the effective oversight of the Company and its Management. Our full Board met 10 times in 2025. All of the Directors attended at least 92% of the combined Board and Committee meetings in 2025. All directors attended the 2025 Annual Meeting and all continuing directors are expected to attend the 2026 Annual Meeting.

As part of the annual performance review process, the Board assesses the time commitments for our Board against the time commitments of each member’s outside positions to ensure each director has ample time to devote to their duties as a director of the Company. Our Corporate Governance Principles institute certain outside board service limitations, which remain subject to the Board’s discretion. For example, no director should sit on more than four other public-company boards and no member of the Board’s Audit Committee may sit on more than three audit committees of publicly-traded companies. The Corporate Governance Principles also call for NCGC’s review of a director’s request to serve on the board of another for-profit entity. The members of the Board are committed to dedicating the appropriate amount of time to meet their fiduciary obligations to the Company and its shareholders

West 2026 Proxy Statement     |     www.westpharma.com

24     I     Corporate Governance

Committees

The Board currently has three standing committees: Audit, Compensation and Nominating & Corporate Governance.

Audit	Compensation	Nominating & Corporate Governance

As part of its annual Board and Committee evaluation in April 2025, and in the interest of simplifying its structure, the Board determined that the responsibilities of the Finance Committee and the Innovation and Technology Committee should be carried out by the full Board, with those committees meeting on an ad hoc basis as needs warrant. Previously, the Finance Committee supported the Board in overseeing financial matters and investments and in reviewing the Company’s capital structure. The Innovation and Technology Committee had advised the Board on the Company’s product, service, and technology portfolio and its implications for the Company’s growth, performance, and competitive position. Each of these committees met once in 2025 before their responsibilities were integrated into the Board’s broader oversight in April 2025, with the understanding that going forward such committees would meet on an ad hoc basis if needed.

The composition of each standing committee is set forth below. Each committee is fully comprised of independent directors and led by an independent chair. Our Board Chair attends all Board meetings and attends virtually all committee meetings unless there is a scheduling conflict or the meeting concerns matters for which he should be excused, such as his compensation as CEO. From time to time, the Board may form other ad hoc committees to address specific situations as they arise.

Each standing committee has a written charter outlining its purpose, composition, procedures and responsibilities, among other things. The committee charters can be found on the “Investors—Corporate Governance” section of our website at www.westpharma.com, or you may also request a copy from our Corporate Secretary. Below is detailed information about each committee’s composition and key responsibilities.

AUDIT COMMITTEE			Number of Meetings in 2025: 6
William F. Feehery	Janet B. Haugen (Chair since April 2026)	Myla P. Lai-Goldman	Douglas A. Michels	Paolo Pucci

Key Responsibilities

The Audit Committee assists our Board in its oversight of:

•

the integrity of our financial statements by reviewing and discussing them with Management and the independent registered public accounting firm on a quarterly basis;

•

the independence, qualifications and retention of our independent registered public accounting firm;

•

the performance of our internal audit function and independent registered public accounting firm;

•

our compliance with legal and regulatory requirements;

•

the Company’s system of disclosure controls and procedures over financial reporting; and

•

the Company’s cybersecurity programs and risks.

The Audit Committee met six times in 2025. Mr. Thomas W. Hofmann served as Chair of the Audit Committee until April 2026, at which point Ms. Haugen became Chair of the Committee in anticipation of Mr. Hofmann’s retirement from the Board in accordance with our Board Tenure Policy.

Qualifications

The Board has affirmatively determined that Ms. Haugen is an “Audit Committee Financial Expert” as defined in SEC regulations. Past Audit Committee members Mr. Buthman and Mr. Friel also remain qualified as Audit Committee Financial Experts. All members of the Audit Committee are independent as defined under the NYSE listing standards and the Company’s governing documents.

Corporate Governance      I     25

April 2025)		Buthman
COMPENSATION COMMITTEE			Number of Meetings in 2025: 5
Mark A. Buthman	Molly E. Joseph (Chair since April 2025)	Deborah L.V. Keller	Stephen H. Lockhart

Key Responsibilities

The Compensation Committee’s responsibilities include:

•

co-developing with Management our overall compensation philosophy and strategy;

•

reviewing and approving our executive compensation programs;

•

annually reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and measuring our CEO’s performance against such goals and objectives in order to make a recommendation to the Board;

•

reviewing and approving the compensation of our executive officers; and

•

overseeing our cash and equity-based incentive compensation plans.

The Compensation Committee met five times in 2025.

Qualifications

Additional information about the roles and responsibilities of the Compensation Committee can be found under the “Compensation Discussion and Analysis” section of this Proxy Statement. All members of the Compensation Committee are independent as defined under the NYSE listing standards and the Company’s governing documents.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE			Number of Meetings in 2025: 5
Robert F. Friel	Molly E. Joseph	Deborah L. V. Keller (Chair since April 2024)	Douglas A. Michels

Key Responsibilities

The Nominating and Corporate Governance Committee assists our Board by:

•

identifying qualified individuals to serve as directors;

•

recommending nominees for director and officer positions;

•

determining the appropriate size and composition of our Board and its committees;

•

overseeing the Board and committee evaluation process;

•

reviewing related-party transactions and considering matters of corporate governance;

•

monitoring and overseeing the Company’s efforts related to corporate sustainability matters; and

•

reviewing the compensation for non-employee directors and administering director equity-based compensation plans.

The Nominating and Corporate Governance Committee met five times in 2025.

Qualifications

All members of the Nominating and Corporate Governance Committee are independent as defined under the NYSE listing standards and the Company’s governing documents.

West 2026 Proxy Statement     |     www.westpharma.com

26     I     Corporate Governance

Board and Committee Evaluation Process

Every year during executive sessions, directors complete an annual evaluation designed to assess the effectiveness of and enhance overall performance of the Board and its Committees. The evaluation includes questions approved by the NCGC addressing, among other things, contributions made to key functions/responsibilities of the Board, effectiveness of the Board’s leadership structure, the relationship with Management, Board dynamics, quality of the materials provided and proposed meeting agenda items. Results are reviewed by the NCGC as well as the full Board. Following such review, actionable feedback is used to inform Board and Committee development and engagement and to refine our governance practices. This recurring evaluation process ensures continuous governance improvement and supports the Board’s commitment to strong, independent oversight. The NCGC assesses the evaluation process annually and adjusts the process as needed.

Director Succession Planning

Board Refreshment

The Board is committed to thoughtful and ongoing refreshment of the Board to ensure it maintains the skills, experience and diverse perspectives necessary to provide effective oversight. Through regular assessment of Board composition and the Director Skills Matrix as well as the use of our Board Tenure Policy, the Board seeks to balance continuity with the infusion of new viewpoints. As a result, the Board added three new directors over the past five years. As of the filing date of this Proxy Statement, 9.2 years is the aggregate average tenure of the Board’s eleven Director nominees set forth in in Proposal 1 of this Proxy Statement. The Board’s disciplined approach to refreshment supports strong governance, aligns Board capabilities with the Company’s evolving strategic needs, and promotes long-term shareholder value.

Board Tenure Policy

The Board seeks to maintain an appropriate balance of director tenure to enhance shareholder value. Our Corporate Governance Principles provide that any director who has reached age 75 will not be nominated for re-election at the next succeeding Annual Meeting of Shareholders and will be considered retired at that meeting. The Board may make individual exceptions to this policy to allow the retiring director to serve no more than one additional year, if it is permitted by applicable law and it is in the best interests of the Company and its shareholders. This policy allows for orderly transition of responsibilities to new directors. This year, Mr. Hofmann did not stand for re-election at the 2026 Annual Meeting pursuant to our Board Tenure Policy.

With respect to an employee director, his or her resignation from the Board must be submitted upon the date he or she ceases to be an executive officer of the Company.

Director Education and Onboarding

The Company is committed to onboarding new directors and providing consistent director education opportunities in order to ensure that its directors are well-equipped to provide effective oversight from the start of their service. New directors participate in an onboarding program that includes meetings with Management, briefings on the Company’s operations, strategy, risks and governance practices, and visits to key facilities when appropriate. Ongoing education is provided to all directors through presentations by internal and external experts, access to relevant industry and governance resources (such as our membership in the National Association of Corporate Directors) and opportunities to attend third-party training programs. To encourage continuing director education, the Company reimburses directors for the reasonable costs of attending director education programs and provides suggested upcoming director education opportunities at each regular Board meeting.

In 2025, our directors utilized our membership in the National Association of Corporate Directors to attend director education courses, in addition to attending other third-party training programs. In July, the Board had the opportunity to tour two of our sites in Ireland and to visit the site of one of our customers. This commitment to continuous learning helps ensure each director remains well-prepared to perform his or her duties.

Corporate Governance      I     27

The Board’s Role in Risk Oversight

Board Of Directors

The full Board oversees enterprise-level risks. To fulfill its oversight duties, the Board conducts structured quarterly reviews focused on key risk indicators, performance patterns and external developments that could impact our business. Every regular Board meeting includes a CEO overview highlighting key issues and risks across our operating segments and organization as a whole.

Enterprise risk management is a recurring topic not only for the Board, but also its Committees. Each Committee is delegated the oversight responsibility of specific risk domains identified through the Risk Integration and Monitoring (“RIM”) process. Those Committee-specific risk domains are set forth below. In addition, the Audit Committee periodically reviews the design and effectiveness of the ERM program to ensure alignment with our regulatory responsibilities, strategic objectives, and the evolving expectations of our stakeholders. Note that the responsibilities of the Finance and Innovation & Technology Committees were integrated into the Board’s broader oversight in April 2025.

Audit

The Audit Committee oversees the processes used in our ERM program and oversees the management of financial reporting, compliance, litigation and cybersecurity risks, as well as the steps Management has taken to monitor and control such exposures.

Compensation

The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

Nominating &
Corporate Governance

The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, communications with shareholders, corporate sustainability matters and the effectiveness of the Board.

Management and our ERM Program

Our ERM program provides a comprehensive view of the risks and opportunities relevant to our business portfolio, confirming that they are appropriately identified, measured, managed, and monitored. The ERM program combines a top-down strategic view and bottom-up operational insights to ensure that risks and opportunities most likely to affect the achievement of West’s strategic objectives and business plans are actively considered.

West’s ERM approach is grounded in the Committee of Sponsoring Organizations of the Treadway Commission Enterprise Risk Management—Integrating with Strategy and Performance Framework (“COSO ERM Framework”), widely recognized as the leading standard for risk governance. The COSO ERM Framework guides how the Company views and manages risk through the interconnected elements of governance and culture, strategy and objective-setting, performance, review and revision, and information, communication, and reporting. These components collectively ensure that risk management is integrated into West’s strategic planning, operational decision-making, and performance management.

West’s ERM program includes coordination of the Internal Audit, Compliance, and business leadership teams to enhance risk intelligence capabilities, improve visibility, and foster accountability. This integrated approach ensures that the Board of Directors receives timely, relevant, and actionable information regarding the Company’s overall risk profile, thereby enabling effective oversight and informed decision-making in alignment with the COSO ERM Framework.

West 2026 Proxy Statement     |     www.westpharma.com

28     I     Corporate Governance

Cybersecurity

Our Cybersecurity Risk Management Governance Strategy. The COSO ERM Framework also applies to cybersecurity risk. The cybersecurity program is led by our Vice President of Digital & Transformation (“D&T”), Cybersecurity and Infrastructure and Site Support, who provide regular reports to senior Management, periodic updates to the Audit Committee, and at least annual updates to the Board of Directors.

We follow the National Institute of Standards and Technology Cybersecurity Framework with layered security controls to help identify, protect against, detect, respond to and recover from cyber attacks. To safeguard our information assets, we have put various procedures and technologies in place, such as annual table-top exercises and third party cybersecurity assessments. Another example is our Cybersecurity Incident Response Plan. This Plan clearly defines roles and responsibilities for the investigation of and response to information security incidents to minimize disruption of critical computing services and operations and prevent the loss or theft of sensitive or mission-critical information. This plan covers various cyber incidents like ransomware attacks, cyber-intrusions, data loss, denial of service, insider threats, malware attacks and others. In a material cybersecurity incident, our D&T team, inclusive of our Chief Digital Officer and our VP of D&T, Cybersecurity and Infrastructure and Site Support, addresses the threat via established escalation procedures, roles, responsibilities and communication. Any cybersecurity incident that is declared as a crisis would follow our global Incident and Crisis Response and Management Procedure, which includes escalation to the West Executive Leadership Team and the Board of Directors. We have not encountered cybersecurity challenges that have materially impacted our operations or financial condition. In addition, we retain an external cybersecurity consultant to assist with a cybersecurity event as needed and maintain appropriate cybersecurity liability insurance.

The Company also educates and shares best practices globally with its employees to raise awareness of cybersecurity threats. As part of our onboarding process, we train all new employees on cybersecurity and conduct an annual retraining of all employees on cybersecurity standards. Our cybersecurity defenses also utilize robust technologies to ensure the security of West’s intellectual properties, customer and vendor data. In addition, we have a dedicated 24/7 Security Operations Center to facilitate the monitoring of the Company's cybersecurity landscape and associated applications.

Executive Officer Succession Planning

A primary responsibility of the Board is to ensure that West has the right leadership to execute our long-term strategy. The Board oversees a comprehensive executive officer succession planning process designed to ensure strong leadership across the Company, including emergency, interim and long-term scenarios. The Board, together with the CEO and Chief Human Resources Officer (“CHRO”), oversees the management of human capital, including the annual review of all senior Management roles. These reviews include assessment of leadership capabilities, development plans and retention plans for senior Management talent. During these reviews, the Board discusses:

During these reviews, the Board discusses:

•

Management performance

•

Strengths and developmental opportunities to ready senior leaders for greater responsibilities

•

Potential internal job changes to foster professional growth

•

Succession plans encompassing leadership pipeline, development plans and timelines

•

Diverse experiences of leadership and pipeline candidates

•

Detailed assessment of the executive leadership team members who potentially could succeed the CEO, with discussions on individual development plans for future succession

Detailed succession and contingency plans in the event the CEO becomes unable to serve for any reason are in place and reviewed annually by the NCGC and the Board. Finally, throughout the year, Board members interact with leadership pipeline candidates through Management presentations and informal meetings to assess the depth of our leadership pipeline.

Through this continuous and structured approach, the Board and the CEO seek to maintain organizational stability, support leadership development, and ensure the Company is well-positioned for future growth by aligning succession strategies with the Company’s long-term objectives.

As noted in the Company’s Current Report on Form 8-K filed on March 9, 2026, Mr. Green informed the Board on March 6, 2026 of his intent to retire as President, CEO and Chair of the Board once his successor has been hired in order to ensure a smooth transition. The Board is engaging a leading executive recruiting firm to assist with the search for a successor and expects this transition to occur in the second half of 2026.

Corporate Governance      I     29

Shareholder Engagement

West regards regular and constructive engagement with our shareholders and the investment community as critical for effective corporate governance and investor relations. We greatly value the insights of our shareholders and meet with them throughout the year to ensure that we consider shareholder views on compensation, corporate governance, corporate sustainability, financial and operational strategy and other significant matters.

SHAREHOLDER ENGAGEMENT	COMMITMENT TO TRANSPARENCY

Our Management and Board are available to engage with shareholders and members of the investment community through various means, including investor meetings, conferences and video or phone calls.

We meet regularly with our shareholders and held over 400 meetings during the course of 2025.

Separately, Management conducted targeted outreach to solicit feedback from our top 25 shareholders representing nearly 60% of our ownership.

We use the information and viewpoints gathered in our discussions with shareholders to help inform our priorities and strategies. Below are certain key topics that were raised in 2025.

●
Business strategy and outlook
●
Board composition and succession planning
●
Corporate sustainability
●
Corporate governance
●
Executive compensation

We are committed to visibility and transparency into our business and to sharing our perspectives on matters of interest to our shareholders. Below are certain examples from 2025:

●
Improved financial reporting presentation, specifically for our quarterly earnings results
●
Enhanced corporate governance and compensation disclosures in our redesigned Proxy Statement
●
Separate annual publication of our Corporate Sustainability Report
●
Other disclosures addressing matters critical to stakeholders can be found on our website and/or summarized in this Proxy Statement, including but not limited to:
●
Human Rights Policy Statement
●
Diversity and Inclusion Statement
●
Corporate Governance Principles
●
West’s Code of Conduct
●
Business Partner Code of Conduct

Communicating with the Board

Separate from our Shareholder Engagement program, you may communicate with our Board of Directors, or any Board member, by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341. Our Corporate Secretary maintains a log of all communications received through this process and facilitates the appropriate forwarding of these communications.

West 2026 Proxy Statement     |     www.westpharma.com

30     I     Corporate Governance

Corporate Governance Documents and Policies

We are committed to maintaining strong corporate governance practices that promote accountability, transparency and long-term shareholder value. To support these objectives, the Board has adopted a comprehensive set of governance documents and policies that guide its oversight responsibilities, define expectations and establish clear standards for ethical conduct. These materials, which are regularly reviewed and updated to reflect best practices, provide the framework for effective governance and help ensure that the Company operates with integrity and in the best interests of its shareholders.

In addition to our Articles of Incorporation and Bylaws, our principal governance documents are our Corporate Governance Principles, Board Committee charters, Director Qualification Standards (including our Independence Standards) and our Code of Conduct. Aspects of these governance documents are summarized below, along with other important internal governance policies. We encourage our shareholders to read these documents. They are available on the “Investors— Corporate Governance” section of our website at www.westpharma.com. You may request copies of any of these documents by writing to our Corporate Secretary at: West Pharmaceutical Services, Inc., Attn: Corporate Secretary, 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Corporate Governance Principles serve as the Board’s foundational governance document, outlining the Board’s framework for effective oversight, accountability and performance as a Board. The Principles guide the Board’s decision-making and reinforce the Company’s commitment to maintaining high standards of corporate governance. They also emphasize the strong link between the Lead Independent Director and the Chair in leading the Board. The NCGC reviews our Corporate Governance Principles on an annual basis to ensure they meet best practices. Among other things, our Corporate Governance Principles articulate the following key governance policies:

●	Statements of the Board’s commitment to high ethical standards and principles of fair dealing
●	The requirement to hold separate executive sessions of the independent directors
●	The importance of robust executive succession planning and the role of directors in succession planning
●	The Board’s policy on setting director compensation and director share ownership guidelines
●	Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members
●	The Board’s commitment to diversity not only in the composition of the Board but also at the Management and Company levels in order to support the company’s long term business needs
●	Ensuring processes are in place for maintaining an ethical corporate culture that is communicated and embraced by West and its business partners
●	Monitoring and overseeing efforts on corporate sustainability initiatives
●	Guidelines on outside board memberships
●	Policies on making charitable contributions and prohibition of political contributions
●	Policies on access to Management
●	Committee and Director rotation and succession planning to ensure depth and diversity of experience and viewpoints
●	Statements of our executive compensation philosophy and our independent auditor standards
●	Director orientation and education
●	Assessments of Board and Committee performance to determine their effectiveness

Corporate Governance      I     31

West’s Code of Conduct and Compliance Program

All West team members, officers and directors are required to comply with our Code of Conduct (“COC”) as a condition of employment or service. The COC provides guidance on fundamental ethical and compliance-related principles and practices such as: accurate accounting records and financial reporting; avoiding conflicts of interest; diversity, equal opportunities, respect and human rights in the workplace; environment, health and safety; protection and proper use of property and information; and compliance with legal and regulatory requirements. The Board reviews the COC annually to ensure effectiveness. In July 2025, the Board approved revisions that:

●	Focused on key principles of ethical business conduct;
●	Updated our Integrity Helpline information;
●	Included provisions to address topics such as the use of artificial intelligence, recording of meetings, responsibilities to speak up for all team members, and adherence to environmental and supply chain regulations; and
●	Updated the COC index of Company policies.

A key part of the COC is the comprehensive Business Compliance and Integrity Program, which is periodically updated to align with guidance from key government agencies, including but not limited to the U.S. Department of Justice’s September 2024 guidance on the evaluation of corporate compliance programs and the U.S. Department of Health and Human Services Office of Inspector General’s November 2023 general compliance program guidance.

Additionally, the Board has adopted a Supply Chain Policy Statement, as required under the laws of the United Kingdom, which are similar to those in California. This Supply Chain Statement indicates West’s compliance with various acts and reaffirms our commitment to the Pharmaceutical Supply Chain Initiative (PSCI). PSCI supports the efforts of pharmaceutical suppliers to meet industry expectations with respect to ethics, labor, health and safety, environmental and management systems, including a prohibition against the use of forced, bonded or indentured labor. These commitments are also reflected in our Business Partner Code of Conduct. The Board most recently updated the Business Partner Code of Conduct in July 2025 to clarify West’s expectations of our vendors, suppliers, consultants and contractors, to include updated information for our Integrity Helpline and to include language addressing topics such as data privacy documentation, use of artificial intelligence and adherence to environmental and supply chain regulations. Both codes are available here: www.westpharma.com/aboutwest/corporate-responsibility/compliance-and-ethics.

As a matter of governance, our General Counsel/Chief Compliance Officer reports at least quarterly to the Audit Committee on all compliance matters, including program developments and initiatives.

Related Person Transactions and Procedures

The Board-adopted Related Party Transaction Policy and Procedures establishes clear guidelines for the review, approval and disclosure of transactions involving the Company and any related person. A “related party” includes our directors, officers, director nominees, 5% shareholders and their immediate family members and affiliates.

The NCGC reviews the material facts of all related party transactions, determines whether the related party has a material interest in the transaction and may approve, ratify, rescind or take other actions.

In approving a transaction, the NCGC will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The NCGC reviews and pre-approves certain types of related person transactions, including certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director’s independent status.

We have no related person transactions required to be reported under applicable SEC rules.

Political Contributions and Lobbying

No West team member or director may conduct personal political activity on Company time or use Company funds, property or equipment for political activities. We prohibit the use of Company funds and assets to support political candidates, parties or

West 2026 Proxy Statement     |     www.westpharma.com

32     I     Corporate Governance

ballot measures. As a Company, we comply with the laws related to contributing to, directly or indirectly, political organizations and government officials where appropriate. Under our Corporate Governance Principles, the Board is responsible for overseeing the process used by the Company to ensure the Company’s policy prohibiting political contributions is effectively implemented.

The Company made no direct political contributions in 2025 but does hold membership in recognized and reputable industry groups that may conduct lobbying activities. West supports trade associations to advance collaborative approaches to problems faced by companies engaged in the same industries that we are in, but our support does not extend to use of our funds to support any candidate, party or ballot measure. We also monitor the major policy positions taken by these associations to ensure they are consistent with our positions.

Anti-Hedging and Pledging Policies

We prohibit directors, officers and team members from engaging in hedging or monetization transactions. We also prohibit directors, executive officers and other senior team members from engaging in pledging or hypothecating our securities as collateral for a loan without prior clearance from the General Counsel. It is expected that this exception would be permitted only in exceedingly rare circumstances. We have not granted an exception or waiver to these policies. No pledging is permitted to cover margin debt. Additionally, no West securities may be held in a margin account by directors or officers because there is a risk of the shares being sold without consent. Directors and officers are prohibited from engaging in short sales or other short-position transactions in West securities as well.

Separate Share Ownership Goals for Directors and Officers

Directors

To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer. All directors elected prior to 2023 are expected to be in compliance with the ownership goal on the date of the Annual Meeting. Ms. Haugen, who was elected in December 2024, has not yet met the ownership goal, but is expected to do so within the required period.

Officers

Share ownership goals help to ensure that our officer’s interests are aligned with those of our shareholders and encourage a long-term focus. All executive officers are required to acquire shares of common stock with a value equal to designated multiples of their base salary within five years of assuming their position. The Compensation Committee established a goal of six times base salary for the CEO, three times base salary for the CFO and two times base salary for all other named executive officers. A full description of the approved changes and the officer share ownership requirements can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Securities Trading Policy

We have adopted a Securities Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, and have implemented processes that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. In addition, with regard to the Company’s trading in its own securities, it is our policy to comply with federal securities laws and the applicable exchange listing requirements. The Securities Trading Policy sets out:

●	the basic obligations of employees and directors having knowledge of material non-public information (“MNPI”) concerning us or the companies with which we do business;
●	additional obligations of: (i) employees who are working on confidential projects or have regular access to MNPI; and (ii) directors and officers subject to reporting under Section 16 of the Securities Exchange Act, as amended when trading our securities;
●	rules relating to special transactions such as hedging, margin accounts and pledged securities; and
●	rules relating to trading windows and approved trading plans (as defined in the Securities Trading Policy).

Corporate Governance      I     33

A complete copy of the Securities Trading Policy was filed as Exhibit 10.19 to the 2025 Annual Report on Form 10-K. Information concerning our policies concerning our purchases of our equity securities is set forth in the 2025 Annual Report on Form 10-K under the caption Part II-Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Our Commitment to Corporate Sustainability

As a global industry leader, we are committed to conducting our business sustainably, supporting our customer expectations, following global regulatory requirements and upholding our role as a responsible corporate citizen. All priorities and activities align directly with our business objectives.

Our Board actively oversees Management’s approach to sustainability and factors that impact our business, including Management’s engagement with shareholders and customers. Updates on strategy and progress are regularly shared with the NCGC and periodically with the full Board.

In 2024, upon completion of our goals in 2023, we published a new set of corporate sustainability priorities and action areas for 2030, which reflect our commitment to managing our business for the long-term and aligning with the expectations of our customers, shareholders, employees, and broader stakeholders. These priorities focus on increasing renewable energy and energy efficiency, achieving greenhouse gas emissions reduction, lowering water intensity, eliminating operational waste to landfill, fostering a responsible supply chain, and advancing environmentally focused research and development. These priorities reflect our dedication to driving meaningful progress and delivering long-term value for our stakeholders.

In our commitment to continuous improvement, we have enhanced corporate sustainability related disclosures over recent years and remain focused on expanding our public reporting and transparency in this area. Every year in the second quarter, we publish our Corporate Sustainability Report which provides more detail and data regarding our progress towards our corporate sustainability goals. The Corporate Sustainability Report can be found at www.westpharma.com/about-west/corporate-responsibility.

West 2026 Proxy Statement     |     www.westpharma.com

Security Ownership of Certain Beneficial Owners

Ownership of Directors and Executive Officers

The table below shows the number of shares of our common stock beneficially owned as of February 20, 2026, by each of our current directors and nominees, each Named Executive Officer and all current directors and executive officers as a group. For executive officers, in addition to shares owned directly, the number of shares includes: (1) vested shares held in participant accounts under our 401(k) plan, Nonqualified Deferred Compensation Plan for Designated Employees (“Employee Deferred Compensation Plan”) and Employee Stock Purchase Plan; and (2) time-vested restricted stock and Restricted Stock Units (“RSUs”) held in various incentive plan accounts, unless receipt of those shares has been deferred. For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Nonqualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”). Unless otherwise noted, voting power and investment power over the shares of common stock are exercisable solely by the named person.

		Options Exercisable	Percent
Name	Common Stock	Within 60 Days	of Class
Bernard J. Birkett	5,821	26,759	*
Shane A. Campbell	3,121	—	*
Annette F. Favorite	22,745	41,779	*
Eric M. Green	179,488	411,951	*
Kimberly B. MacKay	1,816	11,151	*
Robert W. McMahon	14,616	—	*
Mark A. Buthman	43,518	—	*
William F. Feehery	30,654	—	*
Robert F. Friel	3,648	—	*
Janet B. Haugen	456	—	*
Thomas W. Hofmann	43,661	—	*
Molly E. Joseph	3,607	—	*
Deborah L. V. Keller	9,696	—	*
Myla P. Lai-Goldman	18,570	—	*
Stephen H. Lockhart	2,732	—	*
Douglas A. Michels	44,631	—	*
Paolo Pucci	9,989	—	*
All directors and executive officers as a group (19 persons total, 15 of whom are listed above and excluding Mr. Birkett and Ms. MacKay, as they were not executive officers as of February 20, 2026)	435,893	461,105
*	Less than one percent of outstanding shares

Security Ownership of Certain Beneficial Owners      I     35

Ownership of Principal Shareholders

Set forth in the table below is certain information based on a review of filings with the SEC regarding the persons we know to be beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address	Shares	Percent of Class(3)
The Vanguard Group, Inc.(1)	9,704,948	13.49%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.(2)	6,066,852	8.40%
50 Hudson Yards
New York, NY 10001
(1)	The aggregate number of shares beneficially owned and the corresponding percentage of the class of common stock beneficially owned is based on the latest Schedule 13G/A filed by The Vanguard Group with the SEC on October 31, 2025, reporting beneficial ownership as of September 30, 2025. The Vanguard Group reported that it has sole voting power over no shares, shared voting power over 422,261 shares, sole dispositive power over 9,018,715 shares and shared dispositive power over 686,233 shares.
(2)	The aggregate number of shares beneficially owned and the corresponding percentage of the class of common stock beneficially owned is based on the latest Schedule 13G/A filed on April 24, 2025, reporting beneficial ownership as of March 31, 2025. BlackRock reported that it has sole voting power over 5,530,654 shares, share voting power over no shares, sole dispositive power over 6,066,852 shares and share dispositive power over no shares.
(3)	The ownership percentages set forth in this column are based on the assumption that each of the principal shareholders continued to own the number of shares reflected in the table above on February 20, 2026.

West 2026 Proxy Statement     |     www.westpharma.com

Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation

At our 2025 Annual Meeting, our advisory vote on executive pay was approved by 94% of the votes cast. The Board of Directors and its Compensation Committee viewed that level of shareholder approval as confirmation that our executive pay accurately and appropriately rewards performance. We are seeking an advisory vote approving executive compensation this year in accordance with the previous shareholder approval at our 2023 Annual Meeting to hold an advisory vote on executive compensation annually.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and to attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals. The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee. However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the NEOs. We encourage shareholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2026 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the ‘Company’) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officers’ compensation, as stated in the above resolution.

Compensation Committee Report

Set forth below is the Compensation Discussion and Analysis, which outlines West’s executive compensation programs and policies and how such policies are used to align executive compensation with business performance and shareholder return. This section describes our executive compensation programs for 2025, detailing the compensation decisions made under those programs and the factors considered by the Committee in making those decisions.

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis.” Following such comprehensive review and discussion, the Compensation Committee recommended to the Board, and the Board subsequently approved, the inclusion of the “Compensation Discussion and Analysis” in both this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

COMPENSATION COMMITTEE Molly E. Joseph, Chair (since April 2025) Mark A. Buthman Thomas W. Hofmann Deborah L. V. Keller Stephen H. Lockhart, M.D., Ph.D.

West 2026 Proxy Statement     |     www.westpharma.com

Compensation Discussion and Analysis

The 2025 Compensation Discussion and Analysis provides a comprehensive overview of the objectives and policies that form the foundation of our executive compensation program. It details the compensation structure for each of our NEOs and outlines the key factors that the Compensation Committee considers when making compensation decisions. The NEOs for 2025 are as follows:

Eric M. Green President and Chief Executive Officer	Robert W. McMahon Senior Vice President, Chief Financial Officer[1]	Shane A. Campbell Senior Vice President, Chief Proprietary Segment Officer[2]	Annette F. Favorite Senior Vice President, Chief Human Resources Officer	Kimberly B. MacKay Former Senior Vice President, General Counsel and Secretary[3]	Bernard J. Birkett Retired Senior Vice President, Chief Financial Officer[4]
(1)	Mr. McMahon joined West on August 4, 2025.
(2)	Mr. Campbell joined West on May 5, 2025.
(3)	Ms. MacKay’s employment with West ended at the close of business on December 31, 2025.
(4)	Mr. Birkett’s retirement as CFO was effective as of Mr. McMahon’s appointment. Mr. Birkett continued to serve as Senior Advisor to Mr. Green until December 31, 2025.

“CD&A” Roadmap

Page Page

HOW DID WE PERFORM?

2025 Performance at a Glance

$3.1B Net Sales		$6.79 Reported-diluted EPS	$7.29 Adjusted-diluted EPS*
Full-year 2025 net sales of $3.1 billion, a 6.3% increase; organic net sales* increase of 4.3%; currency translation increased net sales by 200 basis points		Full-year 2025 reported-diluted EPS of $6.79, an increase of 1.5%, and full-year 2025 adjusted-diluted EPS* of $7.29 increased 8.0%

19.0% Operating Profit Margin	20.2% Adjusted Operating Profit Margin*	$755M Operating Cash Flow
Full-year 2025 operating profit margin of 19.0%, a decrease of 70 basis points, and full-year 2025 adjusted operating profit margin* of 20.2%, an increase of 40 basis points

Full-year 2025 operating cash flow was $755 million, an increase of 15.5%; capital expenditures were $286 million, compared to $377 million over the same period last year; free cash flow (operating cash flow minus capital expenditures) was $469 million, an increase of 70%

* See Annex A on Page A-1 for a reconciliation of these non-U.S. GAAP financial measures to our results as reported under U.S. GAAP.

Total Shareholder Return

The graph below represents the value of $100 in West stock as compared to the S&P 500 over a 10-year period.

40     I     Compensation Tables

Say-on-Pay

Each year, we hold a shareholder “Say-on-Pay” advisory vote to assess the support for the compensation of our NEOs as disclosed in our Proxy Statement. In 2025, our Say-on-Pay proposal received more than 94% support, consistent with each of the previous five years.

Summary of 2025 Compensation Actions

●	No significant program changes
●	No increases in base salary, target annual bonus or equity grant values for NEOs in 2025
●	Two new NEOs joined West (Messrs. McMahon and Campbell)
●	2025 Annual Incentive Plan (“AIP”) payout of 100% for Mr. Green and 153% for the other active NEOs
●	2023-2025 Performance Share Unit (“PSU”) payout: 41%

Compensation Tables      I     41

WHAT ARE OUR COMPENSATION PRACTICES?

Executive Compensation Philosophy

Our executive compensation philosophy centers on providing competitive executive pay opportunities that support both short-term performance and long-term success. We use a “market median” target compensation approach, evaluating each compensation component (base salary, target annual incentive compensation and long-term incentive compensation) against the market median. At the same time, we also focus on Total Direct Compensation at the market median, allowing flexibility to target individual components and total compensation opportunity above or below the median based on individual circumstances including performance, critical skills, and recognition of current and anticipated future contributions. The overarching pay-for-performance approach enables us to attract, motivate and retain executive leadership crucial for achieving our strategic objectives and enhancing shareholder value. To achieve these goals, we have adopted the following program objectives:

●	Aligning the interests of West’s leaders with those of our investors by varying compensation based on both short-term and long-term business results and delivering a large portion of the total pay opportunity in West stock that aligns with the direct experience of our shareholders. All NEOs have a minimum of 66% of at-risk compensation tied to business performance
●	Differentiating rewards based on performance against business objectives to drive a pay-for-performance culture, with a major portion of executive pay contingent on achievement of financial performance goals
●	Promoting a balanced incentive focus that does not encourage unnecessary or unreasonable risk-taking
●	Ensuring market competitiveness to attract and retain highly qualified senior leaders essential for driving and growing a global enterprise

Important Facts About Our Incentive Targets

The Committee recognizes the importance of achieving an appropriate balance between rewarding West’s leaders for strong performance and establishing realistic but rigorous targets that continue to attract, motivate and retain our leaders. The following principles govern our target setting process.

●	Alignment with our Growth Strategy: Supporting profitable growth while generating significant cash from operations, and driving long-term value creation for our customers, team members, investors and shareholders
●	Clarity in Goal Alignment: Providing a clear line of sight to the stated goals of the Company, so that the targets are clearly understood and can be affected by the performance of our executives and team members
●	Attainable Targets with “Stretch:” Establishing achievable targets with a strategic level of challenge to support growth while recognizing both internal factors and external market conditions impacting specific goals in light of West’s evolving strategy
●	Consistency with Market Practice: Aligning to industry standards in setting incentive targets
●	Alignment with Shareholders: Considering feedback received from shareholders throughout the year
●	Currency Neutral: Measuring consolidated net sales for AIP purposes independent of currency fluctuations, encouraging decisions that drive sustainable long-term growth
●	Limited AIP Metric Adjustments: Making certain minimal adjustments to the metrics used for AIP to reflect, among other things, changes in accounting standards and tax regulations, as more fully described on page 48 and in Annex A of this Proxy Statement

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42     I     Compensation Tables

Compensation Governance

WHAT WE DO	WHAT WE DO NOT DO

      Target Total Direct Compensation at the 50th percentile of our comparator group companies

      Provide major portion of compensation through performance-based incentives

      Monitor and model executive pay programs through realizable pay-for-performance analyses and tally sheets

      Incorporate in our CIC agreements a “double-trigger” feature requiring termination of employment to receive benefits

      Require executive officers to meet West stock ownership guidelines within 5-year period; if not met, ongoing compliance requirements are imposed until ownership guidelines are met

      Maintain robust compensation recovery (clawback) policies triggered by financial restatement or executive misconduct

      Engage with an independent consultant to review compensation programs and decisions

      No hedging, pledging or engaging in any derivatives trading with respect to our common stock

      No repricing or exchange of awards without shareholder approval

      No individual severance agreements for executive officers other than CEO

      No tax gross-ups related to change in control

      No guaranteed incentive payouts

      No single trigger accelerated vesting of equity awards for executive officers upon a change in control

      No above market returns on deferred compensation plans

Compensation Tables      I     43

HOW ARE COMPENSATION DECISIONS MADE?

Compensation Committee

The Compensation Committee, referred to as the “Committee” in this section of the Proxy Statement, oversees and approves the compensation elements and targets for each of our executive officers. The Committee makes determinations concerning the AIP, including the approval of annual performance goals and assessing full-year achievement. It administers all aspects of the Company’s Long-Term Incentive (“LTI”) Plan, and approves the benefits offered to executive officers. Compensation decisions for the CEO undergo review and approval by the full Board of Directors.

In determining compensation for our NEOs, the Committee makes informed judgments to ensure that both individual compensation elements and total compensation appropriately reflect each NEO’s performance against personal objectives, the Company’s financial outcomes and the results of their respective business areas.

In making its decisions, and with guidance from our independent compensation consultant, Pay Governance, the Committee uses several resources, including competitive market information, compensation trends within our comparator groups, where available, and realizable pay versus performance analysis.

Periodically, the Committee reviews “tally sheets” for each executive officer as a tool to assess the alignment of NEO pay with our performance and compensation philosophy. These sheets include salary, equity and non-equity incentive compensation and the value of compensation under various termination scenarios providing insight into the magnitude and interplay of the various components of our compensation programs.

Finally, the Committee conducts an annual evaluation of the Company’s compensation programs to ensure they do not induce or encourage excessive risk-taking by participants.

In the first quarter of each year, the Committee meets to determine CEO and Executive Officers’ pay decisions for base salary, AIP and LTI award grants reflecting both prior year performance and appropriate positioning versus the representative peer group(s).

Management

The CEO and CHRO annually review each executive officer’s performance, recommending merit-based salary adjustments and any changes in annual or long-term incentive opportunities or payouts with the Committee (excluding the CEO). As part of this process, the CEO evaluates individual performance against established goals, leadership expectations, strategic impact and overall contributions to the Company. Based on this assessment, the CEO may recommend adjustments to AIP payouts or future LTI opportunities to appropriately recognize exceptional performance or address areas for development. The Committee considers Management’s recommendations along with data and recommendations from Pay Governance.

The CHRO serves as the liaison between the Committee and Pay Governance, providing internal data as needed for comparative analyses for the Committee. In addition, the Company’s Human Resources, Finance and Law Departments support the Committee by providing information, answering questions and responding to various requests of Committee members as required.

Independent Compensation Consultant

Pay Governance, the Committee’s independent compensation consultant, provides advice solely on executive compensation matters and director compensation to our NCGC. In 2025, the Committee reaffirmed Pay Governance’s independence under applicable NYSE and SEC regulations.

During 2025, Pay Governance performed the following tasks for the Committee:

●	Provided competitive market data for the compensation of the executive officer group and provided input to the Committee regarding officer pay recommendations (including the CEO)

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●	Assessed incentive plan performance difficulty of achievement and provided related context regarding performance metric selection
●	Updated the Committee on executive compensation trends and regulatory developments
●	Prepared a realizable pay analysis for the CEO
●	Conducted an in-depth review of the Company’s comparator groups
●	Provided input on compensation program design and philosophy

The Chair of the Committee works directly with Pay Governance to provide a decision-making framework for use by the Committee in determining incentive plan payouts and setting target compensation opportunities for the CEO. This framework considers, among other things:

●	Assessment of the CEO’s performance against objectives in the prior year, both qualitative and quantitative
●	Progress against strategic objectives
●	West’s total performance over a multi-year period
●	Competitive benchmark analysis, and other relevant information

External Benchmarking

In support of our compensation philosophy, we reference a range of compensation values of two compensation comparator groups, which we refer to as the “Business Segment Group” and the “Broad Talent Market Group.” Data from both the Business Segment Group (which generally is applicable to the CEO and CFO) and Broad Talent Market Group (applicable to all executive officers) are used holistically to determine competitive pay practices for our CEO and executive officers. While median data are the primary reference used in setting compensation opportunities, the full range of compensation values are considered based on individual role and incumbent circumstances.

The Business Segment Group is composed of public companies with operational and customer characteristics similar to our own business operations. These companies are initially identified by Pay Governance and subsequently approved by the Committee with input from Management based on the following criteria: (1) size (approximately one-half to two times our annual sales); (2) industry (healthcare equipment/supplies, industrial manufacturing and life sciences tools/services); and (3) operating structure such as:

●	Global footprint with multi-plant manufacturing capabilities
●	Similar raw materials and products (elastomers, plastics, metals), and similar intellectual property profile
●	Similar customer characteristics (complex sales cycle, quality requirements, regulatory requirements)

The Broad Talent Market Group is a larger and broader sampling of size-appropriate companies that participate in the WTW (formerly Willis Towers Watson) annual executive compensation database. Unlike the Business Segment Group, the Committee does not select individual members of the Broad Talent Market Group. Companies within the Broad Talent Market Group operate in industries that are similar, but not identical to our own industry. Industries included are Pharmaceuticals and Life Sciences; Healthcare; Natural Resources; and Technology and Media.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria. Therefore, we believe that using a balance of business and talent market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and reasonably represents our labor market for executive talent.

The Committee believes it is good governance to annually review our two compensation comparator group approach to ensure the comparator sets remain appropriate and to adjust based on: (1) our enterprise strategy; (2) the markets in which we compete for business, including emerging or more technical markets; (3) the areas in which we compete for talent, business

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and capital; and (4) our size and organizational complexity. The last significant update to our comparator groups occurred in 2022.

The chart below lists each company included in the 2025 Business Segment Group.

2025 Business Segment Group
● Agilent Technologies, Inc. ● AptarGroup, Inc. ● Bio-Rad Laboratories, Inc. ● DENTSPLY SIRONA Inc. ● Edwards Lifesciences Corporation	● Haemonetics Corporation ● Hologic, Inc. ● IDEXX Laboratories, Inc. ● Integer Holdings Corporation ● Integra LifeSciences	● ResMed Inc. ● Revvity, Inc. ● STERIS plc ● Teleflex Incorporated ● The Cooper Companies, Inc.

CEO Evaluation Process

In assessing the performance of our CEO, the independent directors engage in a robust assessment process that is managed throughout the year by our Lead Independent Director and culminates in a formal annual performance review. The assessment includes the following:

●	Independent directors review the CEO’s annual business objectives consisting of both qualitative and quantitative progress against the pillars of our enterprise strategy including: Customer Experience, Operational Effectiveness, Products and Services Expansion, Enterprise Capabilities, People and Culture and Financial Goals;
●	The Compensation Committee’s independent consultant conducts a comprehensive analysis of West’s financial targets compared against the performance of the peer companies in our Business Segment Group;
●	Quarterly, the independent directors review progress made against each objective;
●	An annual evaluation of the CEO’s individual performance is conducted by the independent directors covering numerous factors such as leadership, succession planning, strategic planning, financial performance, team member development and engagement, external and internal relations and interactions with the Board; and
●	An analysis of West’s operating performance and relative total shareholder return (“TSR”) over a multi-year period, a competitive benchmark analysis and other relevant information is submitted to the independent directors.

The Committee, with input from its independent compensation consultant, carefully reviews all relevant information when developing its compensation recommendations for discussion with and approval by the independent directors of the Board.

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HOW DO WE COMPENSATE OUR NEOS?

Executive Compensation Elements

The specific elements of West’s executive compensation programs are as follows:

	Element	Form	Key Features
FIXED	Base Salary	Cash	● Market-competitive compensation to attract and retain executives by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market
AT-RISK	Annual Incentive Compensation (AIP)	Cash
●
Variable cash compensation designed to reward achieving financial targets for each year
●
Based on achievement of key business metrics: Consolidated Net Sales, EPS, and OCF
●
Award payouts can range from 0% to 200%

Long-term Incentive Compensation (LTI) (100% Equity)
●
Annual LTI equity grants are based on market-competitive positioning and vary based on individual talent factors
●
Designed to motivate executives, reward potential to drive long-term growth, and align the interests of team members with those of long-term shareholders
●
Include DEUs for vested PSUs and Restricted Stock Units (“RSUs”), but not for options

		Performance Stock Units (PSUs)	● Represent 50% of annual LTI opportunity and are earned over a three-year performance period ● 3-year performance of sales CAGR and ROIC; payout range from 0% to 200% of target award
		Restricted Stock Units (RSUs)	● Represent 25% of annual LTI opportunity, vesting annually over four years
		Stock Options	● Represent 25% of annual LTI opportunity, vesting annually over four years ● Option exercise price must be equal to (or exceed) the closing price on the grant date
BENEFITS	Retirement	401(k) Plan	● Qualified 401(k) plan that provides compensation deferral opportunity, Company match (up to 4% of pay), and an annual non-elective Company contribution (3% of pay), all subject to IRS limits
		Deferred Compensation Plan	● Extends, on a nonqualified basis, the 401(k) plan deferrals and non-elective contributions, all in excess of IRS limits
	Other Compensation	Perquisites and Other Benefits	● See “Other Compensation Practices” on page 53

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Targeted Pay Mix

We have designed our compensation programs to align the pay of our NEOs with both short-term and long-term financial results and the performance of our stock. As such, the majority of pay for our CEO and other NEOs is performance-based and is impacted by our financial results and stock price performance.

During 2025, 16% of Mr. Green’s Target Total Direct Compensation (“TDC”) was variable based on short-term business performance and 72% was based on long-term goals and share price performance. For our other NEOs, approximately 17% of their TDC was variable based on short-term business performance and 59% was based on long-term goals and share price performance.

The chart below illustrates the percentage weighting of each compensation element that comprises the 2025 target Total Direct Compensation for the CEO and the average for the other NEOs.

Base Salary

The base salary component of an NEO’s target direct compensation provides a fixed level of cash compensation tied to experience, skills and capability relative to the market. The Committee reviews base salaries annually to maintain market competitiveness and none of our NEOs received a salary increase in 2025.

Annual Incentive Compensation

Target Setting

The Committee annually reviews the target setting process to ensure adherence to our principles. This analysis is supported by a retrospective performance review compared to our competitors and is performed annually by Pay Governance.

We annually test the robustness of our incentive targets and performance payout curves considering the following:

●	Performance levels necessary to achieve our long-term goals for top- and bottom-line growth and deliver performance consistent with our external guidance to shareholders
●	Difficulty of achieving various performance levels based on historical and anticipated future results
●	Benchmarking our metrics, program designs and business results against those of companies within our Business Segment Group and anticipating industry trends

At the beginning of each year, the Committee, together with the Board, reviews and approves West’s annual business objectives and establishes the metrics and weightings for the AIP to reflect current business priorities. To align the Plan with our strategic objectives for 2025, the Committee approved an increase in the weighting for Consolidated Net Sales from 20% to

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30% and a corresponding decrease in the weighting for EPS from 60% to 50%. The weighting for Operating Cash Flow (OCF) remains unchanged at 20%. The resulting 2025 Corporate AIP metrics apply to all of our NEOs:

Annual Incentive Plan Metrics	Weighting	Description
Earnings per Share		Comprehensive measure of income, emphasizing profitable growth and expense control
Consolidated Net Sales		Clear line of sight target for the Executive Leadership Team, focusing on value creation through sales growth
Operating Cash Flow		Emphasis on short-term cash generation to fund operations, research and capital projects

When setting AIP targets, the Committee aligned the AIP funding framework with the Company’s approved overall annual budget and established AIP targets designed to reflect that budget while maintaining appropriate rigor and stretch. For 2025, the Committee approved target levels reflecting the Committee’s consideration of ongoing near-term business challenges. The Committee determined that these revised targets appropriately reflected the Company’s operating environment and were consistent with our full-year 2025 financial guidance announced on February 13, 2025.

Building on this broader approach to target setting, the Committee further refined the targets and established a higher EPS target of $6.20 for the NEOs, representing the top end of West’s 2025 EPS guidance range. The Committee believes that the 2025 goals strike an appropriate balance between setting achievable performance targets and maintaining stretch opportunities. This approach reinforces our pay-for-performance philosophy and supports business continuity and employee engagement during a period of macroeconomic and industry uncertainty.

Our Annual Incentive Plan relies on non-U.S. GAAP, adjusted financial goals that focus management on aspects of performance that are more appropriately within their control and provide a basis for continuity from year to year. Goals are typically set based on our annual Board-approved budgeting process, not merely year-over-year results, which considers and balances prior year performance with expected base business growth, macroeconomic conditions and developments and fluctuations in foreign exchange rates, among other factors.

These objectives translate to targets for West and for each business unit for purposes of determining the target funding of the AIP. Performance against business objectives determines the actual total funding pool for the year, which can vary from 0% to 200% of total target incentives for all executives.

Our reported results may be adjusted when comparing to AIP targets for unusual events outside the control of Management including changes in accounting standards and tax regulations. We may also exclude certain transactions such as material acquisition or disposition costs including restructuring charges, particularly if these items were not included in the performance target. The specific adjustments reviewed and made by the Committee in 2025 are listed in Appendix A of this Proxy Statement and include adjustments for foreign currency exchange (consolidated net sales only), stock-based compensation tax benefits, restructuring charges, cost investment impairments and amortization on acquisition intangibles.

Target Awards

The target annual incentive awards for our NEOs are set as a percentage of base salary. Target awards are reviewed annually to ensure alignment with our compensation philosophy of targeting each compensation element and the Target Direct Compensation with reference to the market median. Variances from this goal are based on an evaluation of competitive market data, internal equity considerations and individual performance.

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The formula to determine each NEO’s AIP total potential payment is as follows:

Base Salary	AIP Target Award Percentage	Company Performance Factor	Individual Performance Factor	AIP Payout
	Established by Committee for each Individual	Measured by Metric	Established by Committee for each Individual	All events capped at 200% payout

Our payout curve is structured to reflect our philosophy that Management should be rewarded for meeting or exceeding goals and payouts should diminish or be withheld when targets are missed. The company performance factor is a pre-established multiplier that corresponds, on a sliding scale, to the achievement percentage of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the achievement percentage and is based on the following chart:

	Achievement %
Payout Factor	Consolidated Net Sales	Earnings Per Share	Operating Cash Flow
0%	<92.0%	<93.8%	<93.0%
50%	92.0%	93.8%	93.0%
100%	100.0%	100.0%	100.0%
150%	105.0%	107.5%	110.0%
200%	108.0%+	115.0%+	120.0%+

In 2024, the Committee approved a modification to the AIP design, introducing distinct payout curves for each performance metric to align more closely with external market practices and to better capture differences in performance sensitivity across metrics. In 2025, the Committee made minor refinements to the payout curves at the 150% and 200% payout factor levels, as shown in the table above, to ensure consistent calibration of pay-for-performance outcomes. Performance results that fall between two achievement levels are determined using straight-line interpolation.

The Committee retains discretion to adjust payouts, either upward or downward, in the event of exceptional circumstances that significantly impact performance outcomes. Following the end of the performance year, the Committee reviews the calculated AIP results, evaluates any adjustment recommendations, and approves the final AIP funding level.

2025 Annual Incentive Payouts

All of our NEOs participate in the Corporate metrics AIP. Annual incentives paid in 2026 based on 2025 business results for each metric for our NEOs are shown below:

			Target		Actual	%	%
Plan	Metric	Weighting	(100%)		Performance	Achieved	Payout
	Consolidated Net Sales	30%	$2,896.40		$2,898.50	100.1%	101.0%
Corporate	EPS	50%	$6.20	(1)	$7.23	118.9%	200.0%
	Operating Cash Flow	20%	$655.10		$762.60	116.4%	182.0%
Company Performance Factor							166.7%
(1)	As described in the Target Setting section above, the Committee approved a higher EPS target of $6.20 for the NEOs, representing the top end of West’s 2025 EPS guidance range.

While 2025 was a successful year, the Compensation Committee exercised discretion in determining the final AIP payouts for fiscal year 2025 for the NEOs and Executive Leadership Team. Following its review, and at the recommendation of the CEO, the

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Committee applied a discretionary downward adjustment, resulting in a final AIP payout of 100% of target for the CEO and 153% for the other active NEOs and Executive Leadership team.

Although the formulaic calculation would have yielded a payout of 166.7% of target, the Committee determined that this outcome did not appropriately reflect the Company’s overall performance for the year. In making its determination, the Committee considered shareholder returns, whether there had been year-over-year growth, and the importance of maintaining appropriate rigor within the incentive program.

After weighing these factors, the Committee concluded that a reduced payout more appropriately aligned executive compensation with overall performance and long-term shareholder value creation.

Individual AIP payout amounts for each NEO are discussed in further detail under “2025 Compensation Decisions” below.

Long-Term Incentive Compensation

The Committee considers LTI compensation a vital element of our executives’ total direct compensation and the primary vehicle for linking pay outcomes to sustainable Company performance and shareholder value creation. The program is designed to balance performance and retention objectives by rewarding results over multi-year periods and reinforcing leadership accountability for long-term success. Beginning in 2025, the Committee adjusted the LTI award mix from 50% PSUs and 50% stock options to a new allocation of 50% PSUs, 25% stock options and 25% RSUs. This change was made to better align our program with prevailing market practices, enhance competitiveness with our peer group and meet employee expectations.

LTI Awards

All LTI opportunities for our executives, including the NEOs, are delivered entirely in equity-based form. The Committee believes that a mix of both performance- and time-based equity promotes alignment with shareholders and supports retention of key talent.

For 2025, the Committee approved an annual LTI vehicle mix of 50% PSUs, 25% RSUs and 25% stock options. This structure reflects typical market practice and strengthens the connection between executive pay and Company performance.

Each NEO’s LTI grant value is determined based on peer-group market data targeted around the market median in addition to other factors such as role scope, individual performance, impact, and retention considerations. Further details regarding each NEO’s 2025 LTI awards are included under “2025 Compensation Decisions” below.

Award Determination Methodology

In 2025, the Committee adopted a new methodology for determining the number of PSUs, RSUs, and stock options granted. The enhancement mitigates the effects of short-term stock price fluctuations and manages share utilization under the Omnibus Incentive Compensation Plan approved by shareholders.

Under this approach, award calculations are based on the 20-day average closing price of West common stock ending the trading day before the grant date. For the 2025 annual grants made on February 18, 2025, the average price was $323.46 per share.

●	The number of PSUs (at target) and RSUs was calculated by dividing each executive’s approved LTI PSU and RSU values by $323.46.
●	The number of stock options was determined by dividing each executive’s approved LTI stock option value by a dollar value determined using the Black-Scholes valuation model, as described in footnote 5 under “2025 Summary Compensation” in the “Compensation Tables” section.

Additional details on valuation methods are provided in Note 14 of our 2025 Annual Report on Form 10-K. Because of U.S. GAAP accounting rules, the grant date fair values shown under “2025 Summary Compensation” in the “Compensation Tables” section differ from the internal target values described above.

As newly hired executives, Messrs. McMahon and Campbell received their initial equity grants after the annual grant date. Their PSU, RSU, and stock option values were determined using the stock price and valuation assumptions in effect on their respective grant dates, as detailed in the section below and under “2025 Summary Compensation” in the “Compensation Tables” section.

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Performance Stock Units

PSUs represent the largest component of our executives’ annual long-term incentive awards and serve as the primary performance-based element of our compensation program. PSUs are designed to align the value of executive compensation with shareholder returns by linking realized value to West’s multi-year financial and share price performance. Each award covers a three-year performance period and is earned based on results against pre-established financial goals approved by the Committee.

Target Setting for 2025–2027 PSU Awards

At the beginning of each three-year performance cycle, the Committee establishes PSU performance targets based on West’s strategic plan, Board-approved budget, and the industry and market environment expected over the period. The 2025–2027 targets reflect West’s long-term financial outlook and are designed to drive sustained growth and efficient capital deployment.

Performance is assessed at the end of the three-year period using two equally weighted financial measures: Sales Compounded Annual Growth Rate (“CAGR”) and Return on Invested Capital (“ROIC”). These measures are weighted equally because both top-line growth and capital efficiency are essential to long-term shareholder value creation.

2025—27 PSU Performance Period Targets
Metric	Description	Weighting	Threshold	Target	Maximum
Sales Compounded Annual Growth Rate (CAGR)	Objective measure of net sales growth		4.98%	7.11%	10.67%
Return on Invested Capital (ROIC)	Drives efficient and disciplined deployment of capital		9.77%	13.95%	20.93%

The number of PSUs earned is determined based on actual performance relative to these targets. Each award specifies a target number of shares that may be earned for achieving performance at 100% of target. Final payouts are determined by applying the payout factor achieved for each metric to the target number of PSUs, adjusted for weighting.

Target PSUs	Payout Factor	Number of Shares Earned
(i.e., number of shares to be earned if performance equals 100% target)	(based on achievement against CAGR and ROIC targets)

PSU Payout Scale

At the conclusion of the performance period, the Committee reviews actual results and certifies achievement relative to pre-established goals. Final payouts may range from 0% to 200% of target based on performance, as shown in the table below. The Committee retains discretion to adjust outcomes under exceptional circumstances to ensure pay outcomes appropriately reflect underlying performance and shareholder experience.

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Performance Achievement (% of Target)	Payout Factor
<70%	0%
70%	50%
85%	75%
100%	100%
110%	120%
125%	150%
≥150%	200%

Results for 2023-2025 PSUs

The 2023-2025 PSUs followed a similar design to the 2025-2027 PSUs, with performance based on equally weighted sales CAGR and ROIC goals, as follows:

2023—2025 PSU Performance Period Targets
Metric	Threshold	Target	Maximum
Sales CAGR	6.10%	8.72%	13.08%
ROIC	12.75%	18.21%	27.32%

The sales CAGR for this period achieved 1.43% versus the 8.72% target, which was below threshold resulting in a 0.0% payout factor for this metric. Our ROIC for this period achieved 16.32% versus the target of 18.21%, which was between threshold and target resulting in a 82.69% payout factor for this metric. As a result of this performance, the 2023-2025 PSUs paid out at 41.35% of target. The NEOs who received PSU grants in 2023 and therefore received this payout were Mr. Green, Ms. Favorite, Ms. MacKay, and Mr. Birkett.

2025 Compensation Decisions

2025 NEO Compensation Decisions(1)
	Salary			AIP						LTI

		%			Percentage		2025		2025	2025	2025	Total
		Change			Point Change		Target		Payout	Annual LTI	Annual LTI	Direct
	2024	from	2025	Target	from		Amount(2)	Payout (3)	Amount(4)	Grant(5)	GDFV(5)	Compensation(6)
	($)	Prior Year	($)%		Prior Year		($)%		($)	($)	($)	($)
Eric M. Green	1,177,290	—%	1,177,290	125%	—		1,471,613	100.0%	1,471,613	6,800,000	4,436,009	9,448,903
Robert W. McMahon	N/A	N/A	800,000	80%	N/A		640,000	153.4%	403,368	3,000,000	3,045,727	4,440,000
Shane A. Campbell	N/A	N/A	600,000	75%	N/A		450,000	153.4%	455,680	1,000,000	1,038,165	2,050,000
Annette F. Favorite	450,000	—%	450,000	65%	—		292,500	153.4%	448,590	700,000	457,066	1,442,500
Kimberly B. MacKay	487,000	—%	487,000	65%	5	pts	316,550	100.0%	316,550	650,000	424,255	1,453,550
Bernard J. Birkett	721,000	—%	721,000	75%	—		540,750	—	—	2,250,000	1,468,155	3,511,750

(1)	This table shows base salary rates, AIP, and LTI, and does not include any new hire, retention or other one-time cash or equity awards.
(2)	This column shows full-year target AIP amounts before pro-rating for new hires.
(3)	Ms. MacKay’s AIP payout was capped at 100% given her employment ended on December 31, 2025. For Messrs. McMahon and Campbell, AIP payouts were pro-rated based on their mid-year start dates.
(4)	While AIP generally includes adjustments for individual performance, no such adjustments applied for 2025.
(5)	All annual LTI awards were granted in the form of 50% PSUs, 25% RSUs, and 25% stock options. In accordance with the new award determination methodology described above, the annual LTI awards granted on February 18, 2025 used the 20-day average closing price of $323.46, as opposed to the grant date’s closing price of $211.00, in order to determine the number of units or options. The significant change in the Company’s share price between January 29, 2025 and February 17, 2025 caused each LTI award’s grant date fair value (“GDFV”) to be 35% lower than the communicated target value, as displayed in the 2025 Annual LTI Grant column above. Mr. McMahon’s and Mr. Campbell’s grants were issued in May and August, respectively, based on when they joined West; since the closing price on the date of grant and 20-day average price were similar, the GDFV and their communicated target value were also similar.
(6)	Total Direct Compensation includes annual base salary, AIP 2025 Target Amount, and 2025 Annual LTI Grant (communicated target value). The annual base salary and AIP 2025 Target Amounts are shown at their full-year values, before pro-rating for new hires.

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Other Compensation Practices

In addition to the primary elements of our executive compensation program—base salary, annual incentive compensation, and long-term incentive compensation—the Company provides a limited number of additional compensation and benefit programs to support retirement readiness, competitive market alignment, and leadership continuity. These arrangements are consistent with those offered to other salaried team members and are designed to attract, retain, and appropriately reward key executives while safeguarding shareholder interests.

Post-Employment Compensation Arrangements

All NEOs participate in West’s defined contribution (401(k)) retirement plan, which provides the same benefits available to all eligible team members. In addition, West maintains nonqualified retirement plans that allow eligible participants, including each NEO, to defer compensation and receive benefits using the same formulas as the tax-qualified plans, but without the IRS-mandated compensation and benefit limits applicable to qualified plans. These plans are designed to ensure equitable retirement benefits for senior executives whose compensation exceeds statutory caps.

Severance Plan Arrangements

West provides severance benefits to its executives under specific termination scenarios, as described in the “Estimated Payments Following Termination” and “Payments on Termination in Connection with a Change-in-Control” sections of this Proxy Statement.

Effective January 1, 2021, the Committee approved inclusion of officers in the Company’s U.S.-based severance plan, aligning with prevailing market practices. The plan applies to all officers except Mr. Green, who is subject to a separate agreement negotiated upon hire. Under the plan, severance benefits for eligible officers include:

●	One year of base salary and continued health benefits at active participant rates, provided the officer has at least one year of service
●	Job transition assistance for all eligible participants

To receive severance benefits, participants must sign a release of claims and agree to applicable restrictive covenants, including non-disparagement and cooperation obligations.

Executive Change-in-Control Severance Pay Plan

West’s Executive Change-in-Control (CIC) Severance Pay Plan provides compensation to executives in the event of a qualifying termination in connection with a change in control. The plan covers all NEOs except Mr. Green, whose severance terms are governed by his employment agreement.

The plan provisions are designed to maintain executive objectivity during potential corporate transactions by mitigating personal uncertainty and ensuring alignment with shareholder interests. CIC benefits are only payable upon a qualifying termination (“double-trigger”) and do not include excise tax gross-ups. The plan also includes an automatic cutback so that, if necessary, payments are reduced to maximize the executive’s after-tax position under Section 280G of the Internal Revenue Code.

Mr. Green’s employment agreement provides severance and change-in-control protections consistent with West’s overall program but reflects terms tailored to the Company’s recruitment and retention objectives for the CEO role, as well as negotiated provisions related to release, cooperation, and non-disparagement obligations.

Detailed terms of these plans and agreements are included in the “Compensation Tables” section of this Proxy Statement.

Personal Benefits

The Company’s benefits for NEOs are generally consistent with those available to other salaried team members, with any additional perquisites and personal benefits identified in the “All Other Compensation” column of the Summary Compensation Table, to the extent required under SEC rules.

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New Hire and Retention Awards

From time to time, the Committee may approve one-time cash and/or equity new hire signing and/or retention bonuses for select executives to offset forfeited compensation from a prior employer or to ensure retention through critical transition periods. Such awards may include repayment obligations if specific conditions, such as continued employment, are not met. New hire awards of this nature were provided to Messrs. McMahon and Campbell at the time they were hired in 2025, as detailed below.

Mr. McMahon joined West on August 4, 2025 as Senior Vice President & Chief Financial Officer, succeeding Mr. Birkett, who remained with the Company through the end of 2025 to ensure a smooth leadership transition. In consultation with its independent compensation consultant, the Committee approved the following new hire compensation arrangements: annual base salary of $800,000 and annual target bonus opportunity of 80% of base salary, both pro-rated based on his period of employment in 2025; LTI award with a grant date fair value of $3,000,000, allocated 50% in PSUs, 25% in stock options, and 25% in RSUs, the same LTI vehicle mix as our other NEOs in 2025; one-time cash sign-on bonus of $3,115,000 and one-time, sign-on replacement equity grant with a grant date fair value of $4,200,000 (the “Replacement Equity Grant”). The Replacement Equity Grant was consisted of RSUs with a grant date fair value of $3,000,000, stock options with a grant date fair value of $700,000 and PSUs with a grant date fair value of $500,000; both the sign-on cash bonus and the Replacement Equity Grant were intended to partially offset the value of certain near-term cash and equity incentives as well as long-term equity incentive compensation that Mr. McMahon forfeited upon resignation from his prior employer; the cash sign-on bonus is generally subject to a repayment obligation if Mr. McMahon voluntarily resigns or his employment is terminated for cause within two years of his start date.

Mr. Campbell joined West on May 5, 2025 as Senior Vice President, Chief Proprietary Segment Officer. In consultation with its independent compensation consultant, the Committee approved the following new hire compensation arrangements: annual base salary of $600,000 and annual target bonus opportunity of 75% of base salary, both pro-rated based on his period of employment in 2025; LTI award with a grant date fair value of $1,000,000, allocated 50% in PSUs, 25% in stock options, and 25% in RSUs, the same LTI vehicle mix as our other NEOs in 2025; one-time cash sign-on bonus of $100,000 intended to offset the value of certain near-term cash incentives that Mr. Campbell forfeited upon resignation from his prior employer. The cash sign-on bonus is generally subject to a repayment obligation if Mr. Campbell voluntarily resigns or his employment is terminated for cause within two years of his start date.

Compensation Tables      I     55

HOW DO WE MANAGE RISKS RELATED TO OUR COMPENSATION PROGRAM?

The Committee, in consultation with our internal auditor and our independent compensation consultant, has reviewed our compensation policies and practices for our officers and team members and concluded that risks arising from these policies and programs are unlikely to have a material adverse effect on the Company. The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key team members to strive to achieve goals that benefit the Company and our shareholders over the long term.

Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that encourages appropriate risk-taking and deters excessive risk-taking. Nevertheless, we have implemented several policies and procedures further outlined below in order to manage any risks related to our compensation program.

Executive Officer Share Ownership Guidelines

The Company’s share ownership guidelines are intended to reinforce alignment between senior leadership and shareholders by promoting meaningful, sustained equity ownership. These guidelines support West’s pay-for-performance philosophy and encourage long-term decision-making that drives durable value creation.

Effective 2025, the Committee approved an increase to the Chief Financial Officer’s ownership guideline from 2.0x to 3.0x base salary, reflecting prevailing market practices and enhanced governance expectations.

Share Ownership Requirement as Multiple of Base Salary

CEO	6.0x

CFO	3.0x

Other NEOs	2.0x

Each NEO is expected to achieve and maintain a specified level of ownership in West common stock within five years of appointment (the “Attainment Period”), as summarized below:

WHAT COUNTS	WHAT DOES NOT COUNT

100% of West shares owned personally or by members of the immediate family sharing the same household

100% of vested shares of West stock held in a qualified or non-qualified deferred compensation plan

60% of unvested RSUs

Unvested stock options and PSUs Unexercised, vested stock options Restricted bonus stock subject to matching contribution holding requirements

Officers who have not met the required ownership level within the Attainment Period must retain 100% of the net shares (after taxes) resulting from any equity award vesting or stock option exercise and will have 50% of their annual bonus paid in stock until the ownership guideline is met.

As of the date of this Proxy Statement, the CEO, CFO, and all other NEOs have either satisfied their ownership requirement or remain within the five-year Attainment Period.

West 2026 Proxy Statement     |     www.westpharma.com

56     I     Compensation Tables

Realizable Pay Analysis

Collaborating with Pay Governance, the Committee reviews pay granted and realizable by the CEO in a retrospective look at pay versus West’s performance. Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year. The analysis affirmed a high correlation between CEO realizable pay and Company performance as measured by total shareholder return, sales CAGR, ROIC and similar financial metrics compared to other members in our Business Segment Group and alignment with our pay-for-performance philosophy.

Policy on Hedging and Pledging

As noted in the “Corporate Governance” section of this Proxy Statement, directors, officers and team members are prohibited from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, NEOs and other senior team members from engaging in pledging, short sales or other short-position transactions in our common stock.

Annual Equity Award Grants

Under the Committee’s equity-based awards policy and procedures, equity awards to NEOs are normally made once per year. The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date). For more information on our policies and practices related to the grant of options close in time to the release of material non-public information, see the section entitled “2025 Option Award Disclosure” below.

Clawback Policy

All equity compensation is subject to a rigorous incentive compensation recovery (clawback) policy that includes all the requirements of applicable law, plus discretionary recovery in the event of adverse or materially harmful events against the Company. In 2023, the Committee reviewed this policy and expanded it to cover all forms of incentive compensation granted to officers and further expanded upon the events triggering recovery and the applicable procedures because the Committee determined that these measures were important mechanisms to preserve shareholder value and hold recipients of incentive compensation accountable for their actions.

As required under SEC and NYSE rules, the clawback policy generally provides for the recoupment of erroneously awarded incentive-based compensation received by executive officers in the three years preceding an accounting restatement. Recoupment is on a no-fault basis, meaning that erroneously awarded incentive-based compensation must be repaid irrespective of whether a particular executive officer engaged in misconduct that led to the need for the accounting restatement.

In addition, the clawback policy provides that the Committee may in its sole discretion pursue recoupment of “discretionary covered compensation” from an executive officer if the executive officer competes with the Company or engages in conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company, or if the executive fails to comply with the material terms and conditions of a “discretionary covered compensation” award (and does not remedy such failure) during prescribed time periods. In addition, even if no financial results are restated, the policy provides that the Committee may in its sole discretion pursue recoupment of “discretionary covered compensation” paid within the prior three years from an executive officer if the executive officer should have received less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence. “Discretionary covered compensation” includes amounts payable pursuant to an annual, quarterly or similar bonus plan, performance-vesting equity awards and time-vesting equity awards (including RSUs and stock options).

Impact of Tax and Accounting Treatment

Generally, the accounting and tax treatments of executive compensation have not been a significant factor in the Committee’s decisions regarding the amounts or types of compensation paid. Our programs have been designed to maximize deductibility under applicable tax law unless it conflicts with our compensatory goals. The Committee also considers the impact of changes to accounting regulations and tax law when reviewing compensation elements, including equity and other performance-based awards.

Compensation Tables      I     57

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2025.

2025 Summary Compensation

							Change in Pension
							Value & Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Eric M. Green	2025	1,177,290	—	3,327,048	1,108,961	1,471,613	47,805	58,159	7,190,876
President and CEO, Chair of Board	2024	1,170,696	—	3,400,248	3,400,043	294,690	7,249	121,275	8,394,201
	2023	1,136,654	—	3,250,195	3,250,074	1,666,494	22,728	92,479	9,418,624
Robert W. McMahon(1)	2025	292,308	3,115,000	5,836,414	1,472,930	403,368	N/A	684,943	11,804,963
SVP, Chief Financial Officer

Shane A. Campbell(2)	2025	369,231	100,000	1,193,204	259,960	455,680	N/A	24,923	2,402,998
SVP, Chief Proprietary Segment Officer

Annette F. Favorite(3)	2025	450,000	—	342,875	114,191	448,590	5,012	29,257	1,389,925
SVP, Chief Human Resources Officer	2024	447,404	—	350,180	350,102	58,573	2,312	39,801	1,248,372

Kimberly B. MacKay	2025	487,000	—	318,188	106,067	316,550	N/A	30,365	1,258,170
Former SVP, General Counsel and Secretary	2024	484,308	—	325,317	325,027	58,513	N/A	40,885	1,234,050
	2023	462,262	—	325,081	325,094	344,817	N/A	34,442	1,491,696
Bernard J. Birkett	2025	637,808	—	1,101,209	366,946	—	N/A	37,286	2,143,249
Former SVP, Chief Financial Officer	2024	716,962	—	1,125,128	1,125,124	108,285	N/A	62,080	3,137,579
	2023	693,269	—	1,125,209	1,124,992	637,875	N/A	55,696	3,637,041
(1)	Mr. McMahon joined West on August 4, 2025 as Senior Vice President & Chief Financial Officer, succeeding Mr. Birkett, who remained with the Company through the end of 2025 to ensure a smooth leadership transition. See “New Hire and Retention Awards” in the Compensation Discussion & Analysis for details about Mr. McMahon’s new hire compensation arrangements.
(2)	Mr. Campbell joined West on May 5, 2025 as Senior Vice President, Chief Proprietary Segment Officer. See “New Hire and Retention Awards” in the Compensation Discussion & Analysis for details about Mr. Campbell’s new hire compensation arrangements.
(3)	Ms. Favorite first became a named executive officer in the 2025 Proxy Statement; therefore, compensation is only included for 2024 and 2025.
(4)	Amounts in this column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718, for PSUs and RSUs, which are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The table below shows the grant date fair value for the PSU awards grated in 2025 at target and at maximum payout. For a more detailed discussion of the assumptions used to calculate grant date fair value for PSUs and RSUs, refer to Note 14 to the consolidated financial statements included in our 2025 Annual Report on Form 10-K.

West 2026 Proxy Statement     |     www.westpharma.com

58     I     Compensation Tables

2025 PSU Awards Grant Date Fair Value
	2025	2025
	PSU Awards	PSU Awards
	at Target	at Maximum
Name	($)	($)
Eric M. Green	2,218,032	4,436,064
Robert W. McMahon	2,030,068	4,060,136
Shane A. Campbell	518,803	1,037,606
Annette F. Favorite	228,513	457,026
Kimberly B. MacKay	212,055	424,110
Bernard J. Birkett	734,069	1,468,138
(5)	The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718. We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named executive officers:

Option Awards FASB ASC Topic 718

	Aug 11, 2025	May 12, 2025	Feb 18, 2025	Feb 20, 2024	Feb 21, 2023
Expected Life (Years)	6.7	6.6	6.4	6.0	5.7
Risk-Free Interest Rate	4.00%	4.23%	4.46%	4.27%	4.13%
Dividend Yield	0.39%	0.42%	0.44%	0.25%	0.27%
Expected Volatility	34.45%	34.68%	37.00%	32.01%	29.81%
Black-Scholes Value	$99.63	$91.15	$91.28	$134.81	$108.80
Recipients (named if outside annual grant cycle)	Mr. McMahon	Mr. Campbell	Annual Grant	Annual Grant	Annual Grant

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 14 to the consolidated financial statements included in our 2025 Annual Report on Form 10-K.

(6)	The amounts in the “Non-Equity Incentive Plan Compensation” column are payments earned by the NEOs during the fiscal year under our AIP, in which all NEOs participate. Since Mr. Campbell joined on May 5, 2025, his performance period is pro-rated to reflect May 5, 2025 to December 31, 2025. Since Mr. McMahon joined on August 4, 2025, his performance period is pro-rated to reflect August 4, 2025 to December 31, 2025. AIP awards are paid in cash, except participants may elect to have up to 100% paid in Company common stock on a pre-tax or after-tax basis.
(7)	These amounts are an estimate of the increase in actuarial present value of each of our NEO’s age 65 accrued benefit under our Supplemental Executive Retirement Plan. Amounts are payable only when a participant’s employment terminates and may be reduced if benefits are commenced prior to age 65. Assumptions underlying the estimates are described under the 2025 Pension Benefits Table.
(8)	The amounts in the “All Other Compensation” column consist of: (1) for all NEOs, the total of the Company matching contributions made in 2025, 2024, and 2023 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and any non-elective contributions made on behalf of participating team members (to the extent these amounts exceed the applicable IRS limits, they are also reflected in the 2025 Nonqualified Deferred Compensation Plan Table); (2) For 2023, amounts in this column include Company-paid life insurance premiums; such amounts are not included for 2024 and 2025 because Company-paid life insurance premiums are available to all employees and do not discriminate in favor of executive officers; (3) Amounts for Mr. McMahon represent the standard relocation benefits and tax reimbursements he received in 2025 to facilitate his relocation to the Exton, Pennsylvania area; and (4) Amounts may also reflect payments to cover taxes related to certain non-cash benefits. Detailed amounts for the 2025 All Other Compensation are reflected in the supplemental table below:

Components of All Other Compensation—2025

	Defined Contribution
	Plan Company	Relocation	Tax
Name	Contributions ($)	Assistance ($)	Reimbursements	Total ($)
Eric M. Green	58,159	—		58,159
Robert W. McMahon	11,538	386,569	286,836	684,943
Shane A. Campbell	24,923	—		24,923
Annette F. Favorite	29,257	—		29,257
Kimberly B. MacKay	30,365	—		30,365
Bernard J. Birkett	36,383	—	903	37,286

Compensation Tables      I     59

2025 Grants of Plan-Based Awards

The following table provides information on plan-based equity and non-equity incentive awards granted to our NEOs in 2025.

										All Other		Grant
									All other	Option		Date
									Stock	Awards:	Exercise	Fair
			Estimated Future Payout			Estimated Future Payout			Awards:	Number of	or Base	Value of
			Under Non-Equity Incentive Plan			Under Equity Incentive			Number of	Securities	Price of	Stock And
		Compensation	Awards (AIP)(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Approval Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)(3)
Eric M. Green	N/A	2/17/2025	735,807	1,471,613	2,943,226
	2/18/2025	2/17/2025				5,256	10,512	21,024				2,218,032
	2/18/2025	2/17/2025							5,256			1,109,016
	2/18/2025	2/17/2025								12,149	211.00	1,108,961
Robert W. McMahon	N/A	6/26/2025	131,507	263,014	526,028
	8/11/2025	6/26/2025				3,168	6,335	12,670				1,522,491
	8/11/2025	6/26/2025				1,056	2,112	4,224				507,577
	8/11/2025	6/26/2025							3,168			761,365
	8/11/2025	6/26/2025							12,670			3,044,981
	8/11/2025	6/26/2025								7,647	240.33	761,871
	8/11/2025	6/26/2025								7,137	240.33	711,059
Shane A. Campbell	N/A	3/27/2025	148,562	297,123	594,246
	5/12/2025	3/27/2025				1,182	2,364	4,728				518,803
	5/12/2025	3/27/2025							1,182			259,402
	5/12/2025	3/27/2025							1,891			414,999
	5/12/2025	3/27/2025								2,852	219.46	259,960
Annette F. Favorite	N/A	2/17/2025	146,250	292,500	585,000
	2/18/2025	2/17/2025				542	1,083	2,166				228,513
	2/18/2025	2/17/2025							542			114,362
	2/18/2025	2/17/2025								1,251	211.00	114,191
Kimberly B. MacKay	N/A	2/17/2025	158,275	316,550	633,100
	2/18/2025	2/17/2025				503	1,005	2,010				212,055
	2/18/2025	2/17/2025							503			106,133
	2/18/2025	2/17/2025								1,162	211.00	106,067
Bernard J. Birkett	N/A	2/17/2025	270,375	540,750	1,081,500
	2/18/2025	2/17/2025				1,740	3,479	6,958				734,069
	2/18/2025	2/17/2025							1,740			367,140
	2/18/2025	2/17/2025								4,020	211.00	366,946
(1)	These amounts represent the threshold, target and maximum awards under the AIP. The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.
(2)	These amounts represent PSUs that may vest depending on attainment of performance targets over a three-year performance period.
(3)	This column consists of the fair value of options and stock awards granted during 2025. The per-option grant date fair value (under FASB ASC Topic 718) was $91.28 for all options granted on February 18, 2025. The grant date fair value for the PSUs and RSUs granted on February 18, 2025 was $211.00. For Mr. McMahon’s awards granted on August 11, 2025, the per-option grant date fair value was $99.63, and the grant date fair value for his PSU and RSU awards was $240.33. For Mr. Campbell’s awards granted on May 12, 2025, the per-option grant date fair value was $91.15, and the grant date fair value for his PSU and RSU awards was $219.46. For the assumptions made in determining grant date fair values, refer to Note 14 to the consolidated financial statements included in our 2025 Annual Report on Form 10-K.

West 2026 Proxy Statement     |     www.westpharma.com

60     I     Compensation Tables

Outstanding Equity Awards at Year-End 2025

The following table contains information on the current holdings of stock options, unearned PSUs and RSUs held by our NEOs on December 31, 2025.

	Option Awards(1)					Stock Awards
						RSUs(2)—Equity Incentive Plan		PSUs(3)—Equity Incentive Plan
						Awards		Awards
							Market		Market
							Value or		Value or
							Payout		Payout
						Number of	Value of	Number of	Value of
		Number of	Number of			Shares or	Unearned	Shares or	Unearned
		Securities	Securities			Units of	Shares or	Units of	Shares or
		Underlying	Underlying			Stock	Units or	Stock	Units or
		Unexercised	Unexercised			That	Other Rights	That	Other Rights
		Options	Options	Option	Option	Have Not	That Have	Have Not	That Have
		Exercisable	Unexercisable	Exercise	Expiration	Vested	Not Vested	Vested	Not Vested
Name	Grant Date	(#)	(#)	Price ($)	Date	(#)	($)	(#)	($)
Eric M. Green	2/21/2017	83,616	—	83.47	2/21/2027
	2/20/2018	87,720	—	89.64	2/20/2028
	2/19/2019	85,680	—	102.51	2/19/2029
	2/18/2020	57,384	—	173.22	2/18/2030
	2/23/2021	43,652	—	274.29	2/23/2031
	2/22/2022	23,316	7,772	369.13	2/22/2032
	2/21/2023	14,936	14,936	306.68	2/21/2033			10,676	2,937,493
	2/20/2024	6,305	18,916	350.18	2/20/2034			9,761	2,685,744
	2/18/2025	—	12,149	211.00	2/18/2035	5,270	1,450,078	10,541	2,900,156
Robert W. McMahon	8/11/2025	—	7,137	240.33	8/11/2035	3,171	872,387	6,340	1,744,499
	8/11/2025	—	7,647	240.33	8/11/2035	12,681	3,488,998	2,114	581,591
Shane A. Campbell	5/12/2025	—	2,852	219.46	5/12/2035	1,184	325,781	2,368	651,562
	5/12/2025					1,894	521,195
Annette F. Favorite	2/21/2017	8,452	—	83.47	2/21/2027
	2/20/2018	10,024	—	89.64	2/20/2028
	2/19/2019	8,160	—	102.51	2/19/2029
	2/18/2020	5,740	—	173.22	2/18/2030
	2/23/2021	3,968	—	274.29	2/23/2031
	2/22/2022	2,331	777	369.13	2/22/2032
	2/21/2023	1,494	1,494	306.68	2/21/2033			1,068	293,802
	2/20/2024	649	1,948	350.18	2/20/2034			1,005	276,594
	2/18/2025	—	1,251	211.00	2/18/2035	543	149,531	1,086	298,790
Kimberly B. MacKay(4)	12/2/2020	2,360	—	275.39	4/1/2026
	2/23/2021	4,364	—	274.29	4/1/2026
	2/22/2022	2,331	777	369.13	4/1/2026
	2/21/2023	1,494	1,494	306.68	4/1/2026			1,068	293,802
	2/20/2024	602	1,809	350.18	4/1/2026			934	256,959
	2/18/2025	—	1,162	211.00	4/1/2026	504	138,774	1,008	277,269
Bernard J. Birkett(4)	2/19/2019	6,850	—	102.51	4/1/2026
	2/18/2020	12,752	—	173.22	4/1/2026
	2/23/2021	11,112	—	274.29	4/1/2026
	2/22/2022	7,383	2,461	369.13	4/1/2026
	5/23/2022	1,008	336	303.34	4/1/2026
	2/21/2023	5,170	5,170	306.68	4/1/2026			3,696	1,016,951
	2/20/2024	2,086	6,260	350.18	4/1/2026			3,230	888,704
	2/18/2025	—	4,020	211.00	4/1/2026	1,745	480,047	3,488	959,822
(1)	All option awards are exercisable in 25% annual increments beginning one year from the grant date.
(2)	All RSU awards vest in 25% annual increments beginning one year from the grant date, except for Mr. McMahon’s new hire Replacement Equity Grant that is described further on footnote 1 of the Summary Compensation Table (“SCT”). Mr. McMahon’s 12,681 RSUs (plus dividend equivalents) vest as follows: 33% on February 11, 2026, 50% on August 11, 2026, and 17% on August 11, 2027.
(3)	Each of the PSU awards covers a three-year performance period. This table includes as outstanding the 2023-25 PSUs awards that were distributed in February 2026 because the performance is not actually determined and certified by the Committee until the first quarter of 2026. The 2024 and 2025 awards will be earned (if at all) on December 31, 2026 and December 31, 2027, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates. As required by the SEC’s disclosure rules, because the performance for the most recently completed fiscal year was more than threshold, the number of PSUs shown assumes that a target payout of 100% will be achieved for all awards. Fair market value of the unearned PSUs is based on the closing price of our common stock on December 31, 2025 of $275.14. The amounts are not reduced to reflect any elections to defer receipt under the Employee Deferred Compensation Plan.

Compensation Tables      I     61

(4)	Ms. MacKay’s and Mr. Birkett’s employment with West ended at the close of business on December 31, 2025. According to the Amended and Restated 2016 Omnibus Incentive Plan (effective May 6, 2025), all unvested PSU, RSU and stock option awards remaining after termination were forfeited. In addition, they had 90 days to exercise any vested stock options.

2025 Option Exercises and Stock Vested

The following table provides information about the value realized by our NEOs on the vesting of stock awards and units during 2025.

2025 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(3)
Eric M. Green	—	—	2,461	519,269
Robert W. McMahon	—	—	—	—
Shane A. Campbell	—	—	—	—
Annette F. Favorite	—	—	246	51,940
Kimberly B. MacKay	—	—	246	51,940
Bernard J. Birkett	—	—	904	190,814
(1)	No options were exercised by our NEOs in 2025.
(2)	This column includes PSUs that were awarded in 2022, earned in 2024 and paid in 2025. The total includes additional shares awarded pursuant to DEUs, which are credited on unvested PSUs over the three-year vesting period at a rate that assumes the participant will earn the target award. For PSUs, at the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period. Because the payout factor earned for the 2022-24 performance period was 30.06%, the number of DEUs accrued over that period was multiplied by 30.06%.
(3)	The value of the PSUs was determined by multiplying the number of vested units by $211.00, the fair market value of our common stock on the payout date, February 18, 2025.

2025 Pension Benefits

Qualified Retirement Plan

The Company terminated its U.S. qualified defined benefit Qualified Retirement Plan beginning in 2021, which concluded with regulatory approval in 2022. Pursuant to that termination, the assets and liabilities under that Plan were transferred to an insurance company. There are no further benefits accruing or payable under that Plan.

Supplemental Executive Retirement Plan

2025 IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $350,000 and the annual benefit is limited to $280,000. The SERP benefits are substantially equal to the difference between the total benefit accrued under the Retirement Plan and the amount of benefit the Retirement Plan was permitted to provide under the statutory limits on benefits and earnings. The benefits are unfunded and paid out of our general assets. SERP benefits (other than interest credit accruals) froze in a similar manner to the freeze to the Retirement Plan in January 2019.

The SERP provides for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment. Benefits accrued before that date are payable at the same time and in the same form as under the Retirement Plan. SERP benefits may be reduced to reflect early commencement of benefits before age 65. The SERP was closed to new entrants effective January 1, 2017. The SERP has not been terminated and benefits continue to be payable under the SERP in accordance with its terms.

2025 SERP Pension Benefits

The following table shows the present value of accumulated pension benefits that Mr. Green and Ms. Favorite are eligible to receive under the SERP. As noted above, the Qualified Retirement Plan was terminated. All other NEOs are not eligible for and

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did not accrue benefits under either plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, form of payment election, applicable interest rates and regulatory changes.

		Number of Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)
Eric M. Green	SERP	11	323,521	—
Annette F. Favorite	SERP	10	56,201	—
(1)	Equals the number of full years of credited service as of December 31, 2025. Credited service generally begins with a participant’s hire date and ends with the date of employment termination.
(2)	The present value assumes that Mr. Green and Ms. Favorite retire at age 65 for purposes of the SERP. The assumed cash balance crediting rate is 4.5% in the SERP.

2025 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated team members to defer up to 75% of base salary and up to 100% of cash bonus. Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan. None of the deemed investment choices provide returns at above-market or preferential rates. Matching contributions ceased effective January 1, 2019. A non-elective contribution of 3% of pay is made on behalf of participants who exceed the applicable IRS limits. These contributions and associated earnings are 100% vested after 3 years.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral. A participant may choose to defer these amounts to another date or until termination. Matching contributions are only distributed on termination. Participants may elect to receive distributions on termination in a cash or stock lump sum or up to ten annual installments. All previously deferred stock awards are distributed in shares of common stock.

Information regarding NEOs’ account balances in the Employee Deferred Compensation Plan is below.

2025 Nonqualified Deferred Compensation

		Registrant
		Contributions	Aggregate	Aggregate	Aggregate
	Executive Contributions	in	Earnings in Last	Withdrawal	Balance at Last
Name	in Last FY ($)(1)	Last FY ($)(2)	FY ($)(3)	Distributions ($)	FYE ($)(4)
Eric M. Green	—	33,659	83,201	—	746,813
Robert W. McMahon	—	—	—	—	—
Shane A. Campbell	—	577	—	—	577
Annette F. Favorite	29,287	4,757	10,579	—	3,004,624
Kimberly B. MacKay	—	5,865	8,468	—	65,904
Bernard J. Birkett	—	11,883	32,358	67,015	226,909
(1)	The amount reported in this column is reflected in last year’s Non-Equity Incentive Plan Compensation column of the Summary Compensation Table (“SCT”).
(2)	These amounts reflect non-elective contributions made on behalf of participants who exceeded the applicable IRS limits in the Employee Deferred Compensation Plan.
(3)	These amounts reflect the net gains attributable to the investment choices in which the executives have chosen to have the cash portion of their account deemed invested in, including deferred shares of stock contributed to the Employee Deferred Compensation Plan.
(4)	The total balance includes amounts contributed for prior years which have all been previously reported in the SCT for the year those amounts were deferred.

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Potential Payments Upon Termination or Change of Control

Payments on Retirement

The Company’s current LTI program defines “Qualifying Retirement” as retirement at or after age 57 with at least 10 years of service, which provides continued vesting of outstanding awards and, for retirements on or after October 1, eligibility to vest in that year’s grant. Executives who retire without meeting these requirements forfeit unvested awards.

Effective January 1, 2025, the Committee approved an “Early Retirement” provision that applies only to 2025 and future grants and provides pro-rated vesting for executives who meet all of the following criteria: at least age 55, at least five years of service, and a combined age-plus-service total of 67. Awards become eligible for this treatment after the first anniversary of the grant, and vested stock options will remain exercisable for up to three years following termination. This change is intended to support recruitment of late-career executives and ensure more consistent administration of retirement eligibility.

For information regarding retirement benefits under our pension plans, see “2025 Pension Benefits” section above.

Payments on Disability

Each current NEO has short and long-term disability coverage, which is available to all eligible U.S. team members. The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit. Deferred compensation is payable according to the executive’s election. Outstanding unvested stock options granted annually under our LTI plan would immediately vest and outstanding vested stock options would be exercisable for the term of the option. Outstanding PSUs (at target) and RSUs would also immediately vest when a team member becomes disabled.

Payments on Death

Each current NEO has group life insurance benefits that are available to all eligible U.S. team members. The benefit is equal to one year’s salary with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO. Deferred compensation is payable according to the executive’s election on file. Outstanding unvested stock options granted annually under our LTI plan, PSUs (at target) and RSUs would immediately vest, and outstanding vested stock options would become exercisable for a period of one year from the termination of service date.

Estimated Payments Following Termination

We have an agreement with Mr. Green that entitles him to severance benefits on certain types of employment terminations not related to a CIC, as discussed below. All other NEOs are not covered by an employment agreement, but are eligible for the Company’s U.S.-based severance plan and consistent with those for all U.S. salaried team members, with the severance benefit dependent upon years of service and job level. For officers, the severance payment is equal to one year’s salary and benefits continuation at active participant rates, provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

Mr. Green’s Termination Benefits

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active team member rates for a period of 12 months if he is terminated involuntarily other than for “Cause” or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement. Mr. Green’s employment agreement does not entitle him to severance payments or continued benefits if his employment is terminated for Cause or because of his death or disability (except as described above).

“Cause” means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft, or misrepresentation; Mr. Green’s engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; Mr. Green’s breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation, or guideline imposed by the Company or a regulatory body.

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The obligation to pay severance is contingent on Mr. Green’s execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Estimated Additional Severance Payments

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a CIC. No NEO will receive any enhanced benefit because of a termination for Cause. The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried team members. AIP amounts are not included in the tables that follow because executives generally must be employed through the payment date in March following the performance year to receive a payment. Under the severance plan, effective January 1, 2021, severance payments for all NEOs except Mr. Green are equal to one year’s salary and benefits continuation at active participant rates provided the officer has a minimum of one year of service.

In accordance with SEC rules, Ms. MacKay is not included in the tables that follow as her employment was terminated without cause, effective as of the close of business on December 31, 2025. In connection with her termination, she is entitled under our severance plan to receive one year of base salary continuation of $487,000 paid in installments, contingent on her execution of a release of claims and continued compliance with restrictive covenants following termination. In addition, because Ms. MacKay was employed by the Company during the full 2025 calendar year, as reflected in the Non-Equity Incentive Plan column of the Summary Compensation Table above, the Committee determined that she should receive a payout of her target AIP of $316,550 for 2025 in the first quarter of 2026.

Mr. Birkett is also not included in the following tables because he retired as CFO effective as of Mr. McMahon’s appointment and continued to serve as Senior Advisor to Mr. Green until December 31, 2025. As reflected in the Non-Equity Incentive Plan column of the Summary Compensation Table above, he did not receive an AIP payment for 2025. Mr. Birkett’s outstanding LTI Plan awards were also cancelled because he did not meet the retirement criteria under the respective plan terms.

		Cash	Continuation of	Vesting of
Name	Event	Severance ($)	Welfare Benefits ($)(1)	Unvested Equity ($)(2)	Total ($)
Eric M. Green	Involuntary (no Cause)	1,177,290	22,233	—	1,199,523
Robert W. McMahon	Involuntary (no Cause)	61,538	—	—	61,538
Shane A. Campbell	Involuntary (no Cause)	46,154	—	—	46,154
Annette F. Favorite	Involuntary (no Cause)	450,000	16,156	1,098,956	1,565,112
	Qualifying Retirement	-	-	1,098,956	1,098,956
(1)	This amount reflects the employer portion of the premiums for medical and dental coverage for 24 months. As of December 31, 2025, Messrs. McMahon and Campbell did not meet the one-year service requirement.
(2)	As of December 31, 2025, Ms. Favorite met the Qualifying Retirement criteria under the LTI Plan terms. The amount reflects the value of unvested PSUs (at target), RSUs, and in-the-money stock options based on the closing price of our common stock on December 31, 2025 of $275.14.

Payments on Termination in Connection with a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a CIC.

All currently employed NEOs, except Mr. Green, have CIC Agreements that are substantially similar and include the following:

●	Cash severance pay equal to two times the sum of the executive’s highest annual base salary in effect during the year of termination and their target bonus immediately preceding the CIC
●	Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment
●	Payment of short-term incentive compensation with respect to the period during which the termination occurs at target levels, prorated for number of days worked in the year
●	Immediate vesting of all unvested stock options, stock appreciation rights (“SARs”), shares of stock, stock units, and other equity-based awards at target levels

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●	Continued medical, dental, life, and other benefits for 24 months after termination of the executive’s employment, or until his or her retirement or eligibility for similar benefits with a new employer
●	Payments will be reduced below the applicable threshold in the Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied
●	Outplacement assistance up to $50,000

The severance payments are payable in monthly installments and, if the executive is a key employee at the time of his/her termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle these executives to receive the severance benefits under a CIC consist of: (1) resignation following a constructive termination of his or her employment; or (2) employment termination without cause. These terminations must occur within two years after a CIC, or after the Company enters a definitive agreement that would result in a CIC (and before that agreement expires or the CIC transaction is abandoned).

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of the Company’s competitors or compete with the Company in any part of the United States for up to two years following employment termination for any reason and execute a release of claims in favor of the Company.

Mr. Green has a separate employment agreement, with CIC provisions that are substantially similar to the provisions contained in the other NEO agreements, except for the following:

●	His payment is two times the sum of his annual base salary plus average of his bonus over the prior three years
●	36-months of benefit continuation instead of 24 months
●	Mr. Green’s benefits may be reduced in the event he retires
●	His agreement does not contain specific language regarding the satisfaction of performance goals for incentive compensation, or a payout of the short-term incentive compensation for the year of termination
●	The definition of a CIC set forth below requires a change in two-thirds of our Board members rather than three-fourths
●	The definitions of “Cause” and “Constructive Termination,” which is called “Good Reason,” are slightly different and set forth in his employment agreement, which is described under “Post-Employment Compensation Arrangements” on page 53

Definitions used in the CIC Agreements

The definitions below apply to all agreements, except as specifically noted above for Mr. Green.

Definition of “Change-in-Control.” For each agreement, a CIC includes any of the following:

●	Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities
●	An acquisition, sale, merger, or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock
●	A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period
●	Any event requiring a reporting of a CIC pursuant to the regulations under SEC Form 8-K
●	Execution of an agreement with us, which if consummated, would result in any of the above events

Definition of “Cause.” Cause generally includes:

●	Acts of dishonesty
●	Repeated failure to perform duties which are demonstrably and deliberate and not remedied after receipt of notice
●	Conviction of a felony

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●	Intentional breach of our COC, which is materially and demonstrably injurious to the Company

Definition of “Constructive Termination.” A “Constructive Termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a CIC:

●	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties, including reporting to someone whose scope of authority is diminished
●	Materially reducing the executive’s annual salary or incentive compensation opportunities
●	Failure of a successor to assume the agreement
●	Changing the executive’s principal office location by more than 50 miles
●	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar to the benefits provided as of the date of the agreement
●	Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a CIC under existing contracts, agreements, plans, or arrangements. The amounts assume a December 31, 2025 termination date and use the closing price of our common stock as of that date, $275.14. All the values in the table are in U.S. Dollars. Based on current assumptions and obligations, modifications to payments are not needed related to golden parachute excise tax. In the event that the payments set forth below do exceed the applicable golden parachute threshold in the Internal Revenue Code and the recipient would be in a better after-tax position if the amounts were reduced, the total below would be reduced to avoid the application of Internal Revenue Code section 4999.

	Aggregate			Vesting of	Vesting of	Welfare
	Severance	PSU	Vesting of	Stock	Non-Elective	Benefits	Outplacement
	Pay(1)	Acceleration(2)	RSUs(3)	Options(4)	Contributions(5)	Continuation(6)	Assistance(7)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)
Eric M. Green	4,112,252	8,523,394	1,450,078	779,237	—	66,699	50,000	14,981,660
Robert W. McMahon	2,888,000	2,326,090	4,361,385	514,631	8,769	32,311	50,000	10,181,186
Shane A. Campbell	2,100,000	651,562	846,976	158,799	11,077	46,069	50,000	3,864,483
Annette F. Favorite	1,485,000	869,186	149,531	80,239	—	32,311	50,000	2,666,267
(1)	For Mr. Green, the aggregate severance pay amount represents two times the sum of the executive’s (a) highest annual base salary in effect during his year of termination and (b) the average of his bonus payout in the three years preceding the CIC (the “Severance Basis”). For all other NEOs, the bonus component of the Severance Basis is equal to their target bonus in the year of termination, and the aggregate severance pay is two times the Severance Basis.
(2)	This amount represents the payout of all outstanding PSU awards on a change-in-control at the target payout.
(3)	This amount represents the value of all unvested restricted stock or RSU awards, which would become vested on a change-in-control (whether or not the awards were deferred).
(4)	This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2025, minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 31, 2025.
(5)	This amount represents the vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of December 31, 2025.
(6)	This amount represents the employer portion of the premiums for medical and dental coverage for 24 months, except for Mr. Green’s that reflects 36 months per his employment agreement.
(7)	This amount estimates the cost of providing outplacement assistance.

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CEO Pay Ratio

Applicable SEC rules require the disclosure of our median team member’s pay and the ratio of that pay to our CEO’s pay. Our CEO pay ratio and the underlying compensation and team member count data are reasonable estimates calculated consistent with applicable SEC guidance governing the use of estimates, adjustments and statistical sampling permitted by the SEC.

In accordance with Item 402(u) of Regulation S-K, we are using the same median team member determined in December 2023, as there has not been a significant change in our employee population or compensation arrangements that we reasonably believe would result in a significant change to our pay ratio. The median team member was determined as of December 2023, and we used “base pay” as our compensation definition, which we then calculated as annual base pay based on a reasonable estimate of hours worked during 2023 for hourly workers, and upon salary levels for the remaining team members. We did not utilize cost-of-living adjustments. We annualized pay for those who commenced work during 2023. We used a valid statistical sampling methodology to identify the base pay for the median worker. In addition, in selecting the median worker, as permitted by applicable SEC regulations, we used our global employment roster as of November 30, 2023, but excluded all team members in the following countries (with the number of team members excluded in parentheses): Argentina (6), Australia (5), Italy (7), Serbia (461) and Spain (2). These exclusions represent less than 5% of the total population, as permitted under applicable SEC rules. As of November 30, 2023, total number of team members was 10,308, with U.S. team members totaling 4,768 and foreign team members totaling 5,540.

Mr. Green’s 2025 pay, as indicated in our 2025 Summary Compensation Table was $7,190,876 and our median team member’s 2025 pay calculated in the same manner was $64,635. The ratio of Mr. Green’s pay to our median worker’s pay as determined under applicable SEC rules, therefore, is 111:1.

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Pay Versus Performance

As required by Item 402(v) of SEC Regulation S-K (“Item 402(v)”), the following table, footnotes and discussion provide “Pay versus Performance” information for the last five fiscal years for our Principal Executive Officer (“PEO”) and other proscribed NEOs. The information provided below was not considered by the Compensation Committee in structuring or determining compensation for our NEOs. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for more information regarding our executive compensation program.

			Average
			Summary
	Summary		Compensation	Average	Value of Initial Fixed $100
	Compensation		Table	Compensation	Investment Based on:
	Table	Compensation	Total for	Actually Paid to	West Total	Peer Group Total
	Total for	Actually Paid to	Non-PEO	Non-PEO	Shareholder	Shareholder	Net Income	Revenue
Year	PEO ($)(1)	PEO ($)(1,2,3)	NEOs ($)(1)	NEOs ($)(1,2,3)	Return ($)	Return ($)(4)	(GAAP)($MM)	($MM)(5)
2025	7,190,876	4,115,453	3,799,861	3,767,358	59	118	494	3,074
2024	8,394,201	5,251,027	1,751,246	1,232,922	70	103	493	2,893
2023	9,418,624	16,987,422	2,082,653	3,165,717	75	100	593	2,950
2022	7,905,061	(12,073,257)	1,772,404	(632,515)	50	98	586	2,887
2021	9,472,757	35,095,275	1,998,585	5,071,519	100	100	662	2,832
(1)	For each year represented, our PEO and NEOs were as follows:

Officer	2025	2024	2023	2022	2021
PEO	Eric M. Green	Eric M. Green	Eric M. Green	Eric M. Green	Eric M. Green
NEO	Robert W. McMahon	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett
NEO	Shane A. Campbell	Silji Abraham	Silji Abraham	Silji Abraham	Silji Abraham
NEO	Annette F. Favorite	Annette F. Favorite	Kimberly B. MacKay	Kimberly B. MacKay	David Montecalvo
NEO	Kimberly B. MacKay	Kimberly B. MacKay	Cindy Reiss-Clark	Cindy Reiss-Clark	Kimberly B. MacKay
NEO	Bernard J. Birkett

(2)	Amounts shown for Compensation “Actually Paid” are computed in accordance with Item 402(v) and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments as described in footnote (3) below.
(3)	Compensation “Actually Paid” reflects the exclusions and inclusions of equity awards for the PEO and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718. The valuation methodologies and assumptions used to calculate Compensation “Actually Paid” are based on our grant date fair value of these awards as disclosed in the Company’s audited financial statements for the years reflected in the table below.

Summary Compensation Table Total to Compensation “Actually Paid” Reconciliation for the PEO and Non-PEO NEOs
	Calculation for PEO					Calculation for Average of Non-PEO NEOs

Calculation(A) of Compensation “Actually Paid”	2021 ($)	2022 ($)	2023 ($)	2024 ($)	2025 ($)	2021 ($)	2022 ($)	2023 ($)	2024 ($)	2025 ($)
SCT Total Compensation	9,472,757	7,905,061	9,418,624	8,394,201	7,190,876	1,998,585	1,772,404	2,082,653	1,751,246	3,799,861
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(5,500,108)	(6,000,281)	(6,500,268)	(6,800,291)	(4,436,009)	(762,613)	(987,595)	(1,062,670)	(1,100,313)	(2,222,397)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year	12,288,155	4,429,188	7,670,988	6,443,448	5,736,271	1,509,999	734,313	1,254,057	1,042,573	2,649,012
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	19,186,892	(13,183,737)	3,050,648	(2,826,375)	(2,830,452)	2,238,405	(1,598,040)	416,668	(462,313)	(301,482)
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in the Covered year	(346,776)	(5,103,659)	3,370,158	47,293	(1,497,428)	87,143	(553,597)	475,009	2,307	(156,634)
Less: Aggregate Change in Actuarial Present Value of Pension Benefits	(5,645)	(119,829)	(22,728)	(7,249)	(47,805)	—	—	—	(578)	(1,002)
Compensation “Actually Paid”	35,095,275	(12,073,257)	16,987,422	5,251,027	4,115,453	5,071,519	(632,515)	3,165,717	1,232,922	3,767,358
(A)	For the PEO and other NEOs, for each covered year, service cost and prior service cost of pension benefits equals $0, fair value of awards that are granted and vest in the same covered fiscal year equals $0, and fair value of awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the covered fiscal year equals $0.

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Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year-end and as of the date of vest. Time-based restricted share unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each vesting date in accordance with Item 402(v). The aggregate change in actuarial present value of accumulated benefit under pension plans reflects the amount reported for the applicable year in the SCT.

(4)	Reflects total shareholder return indexed to $100 per share for West and the S&P 500 Health Care Index (“Peer Group”), which is the industry line peer group reported in our 2025 Form 10-K. For each reporting year, TSR is measured as follows:

Reporting Year	Beginning	End	Number of Years
2025	1/2/2021	12/31/2025	5
2024	1/2/2021	12/31/2024	4
2023	1/2/2021	12/31/2023	3
2022	1/2/2021	12/31/2022	2
2021	1/2/2021	12/31/2021	1

(5)	Pursuant to Item 402(v), we determined West’s revenue to be the most important financial performance measure used to link Company performance to Compensation “Actually Paid” to our PEO and other NEOs, and this is designated as our Company-Selected Measure for 2025. This performance measure may not have been the most important financial performance measure for years 2021 through 2024, and we may determine a different financial performance measure to be the most important such measure in future years.

2025 Tabular List of Most Important Financial and Non-Financial Performance Measures

Listed below are the financial and non-financial performance measures which in our assessment represent the most important performance measures we used during 2025 to link Compensation “Actually Paid” to our PEO and other NEOs to company performance.

Most Important Performance Measures
Revenue
Earnings per Share
Operating Cash Flow
Consolidated Gross Profit
Sales Compounded Annual Growth Rate
Return on Invested Capital

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70     I     Compensation Tables

Relationship Between Pay and Performance

A full description of the selection of our criteria, additional detail regarding the elements of our executive compensation design and the linkage of pay-and-performance reviewed by our Compensation Committee is discussed in our “Compensation Discussion and Analysis” section of this Proxy Statement. We believe our analysis demonstrates our pay-for-performance philosophy, which creates long-term value and benefits our shareholders. Item 402(v) relies heavily on stock pricing on particular dates and, as those values change considerably, could lead to different results depending on these fluctuations. As required by Item 402(v), the following charts set forth the relationship between Compensation “Actually Paid” to our PEO, the average of Compensation “Actually Paid” to our other NEOs, and the Company’s cumulative TSR, S&P 500 Health Care Index, Net Income, and Revenue over the five-year period from 2021 through 2025, each as set forth in the table above. As presented in the Pay versus Performance table above, 2022 CAP values for the PEO and Average NEO are negative.

Compensation Tables      I     71

2025 Option Award Disclosure

As described in our CD&A, annual equity awards granted to NEOs are normally made once per year, although we may also make mid-year grants to new NEO hires. The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year, so that the awards are not made until such material nonpublic information has been disclosed to the public) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).

In 2025, we released our financial results for the fourth-quarter and full-year 2024 on February 13, 2025 and granted annual equity awards on February 18, 2025. Because our Form 10-K was also filed on February 18, 2025, we are including the following table, which contains information required by Item 402(x)(2) of Regulation S-K about stock options granted to the Company’s NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K.

					Percentage change in the
					closing market price of the
					securities underlying the award
					between the trading
					day ending immediately prior to
		Number of			the disclosure of material nonpublic
		securities		Grant date fair	information and the trading day
		underlying	Exercise price	value of the	beginning immediately following
		the award	of the award	award	the disclosure of
Name	Grant Date	(#)	($/Sh)	($)	material nonpublic information
Eric M. Green	2/18/2025	12,149	211.00	1,108,961	-5.70%
Annette F. Favorite	2/18/2025	1,251	211.00	114,191	-5.70%
Kimberly B. MacKay	2/18/2025	1,162	211.00	106,067	-5.70%
Bernard J. Birkett	2/18/2025	4,020	211.00	366,946	-5.70%

West 2026 Proxy Statement     |     www.westpharma.com

Proposal 3 – Ratification of the Appointment of Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. This Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

As part of this review, the Audit Committee reviews PwC’s capabilities and costs, including consideration of non-audit fees and services. The Audit Committee also considers the impact of changing auditors when assessing whether to retain the current auditor.

Our independent registered public accounting firm in 2025 was PricewaterhouseCoopers LLP (“PwC”). The Audit Committee conducted its review of PwC in December 2025 and it determined that PwC performs well and in a cost-effective manner, has a longstanding institutional memory, acts independently of Management and provides critical input to the Audit Committee and Management. Therefore, the Audit Committee has appointed PwC as our independent registered public accounting firm for 2026. Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC. Representatives of PwC will be present at the 2026 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of the appointment of our independent registered public accounting firm for 2026.

West 2026 Proxy Statement     |     www.westpharma.com

Independent Registered Public Accounting Firm and Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for 2025 and 2024. All the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, and the de minimis exception discussed below.

Type of Fees	2025	2024
Audit Fees	$4,655,000	$4,595,000
Audit-Related Fees	92,000	21,800
Tax Fees	32,500	74,500
All Other Fees	2,000	2,000
Total	$4,781,500	$4,693,300

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to Mr. McMahon and Mr. Chad Winters, our Chief Accounting Officer, with the Audit Committee Chair’s approval, to engage PwC to perform services of less than $20,000 so long as the provision of those services would not impact the independence of PwC. Additionally, the Committee requires that Mr. McMahon and Mr. Winters report at each meeting regarding the nature and amount of any such services that we have retained. This revised process preserves independence with our registered public accounting firm, while permitting Management the flexibility to use that firm for non-audit fees and services. Subject to a de minimis exception for non-audit services set forth in applicable rules of the SEC, all other services performed by the independent registered public accounting firm and related fees are submitted to the Audit Committee in advance for its approval. Those services must fall within one of the four categories discussed below.

1.	Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.
2.	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.
3.	Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.
4.	All Other Fees are fees for those services not captured in any of the above three categories. The percentage of fees in this category that were approved by the Audit Committee under the de minimis exception was less than 1% of the total fees for 2025.

Audit Committee Report

The Audit Committee reviewed the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. PwC, the Company’s independent registered public accounting firm, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Management and PwC the audited financial statements for the year ended December 31, 2025, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PwC the matters that are required to be discussed pursuant to the Public Company Accounting Oversight Board’s Auditing Standard No. 131—Communications with Audit Committees. PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management. Based on the considerations and discussions referred to above, the current members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2025 be included in the Company’s 2025 Annual Report on Form 10-K.

AUDIT COMMITTEE Thomas W. Hofmann (Incumbent Chair) Janet B. Haugen (Chair effective April 2026) William F. Feehery Myla P. Lai-Goldman Douglas A. Michels Paolo Pucci

West 2026 Proxy Statement     |     www.westpharma.com

Proposal 4 – Shareholder Proposal Regarding an Independent Board Chair Policy

The Board unanimously recommends a vote AGAINST the Proposal 4.

West has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner for at least three years of shares of West common stock having a value of at least $2,000, intends to present the following proposal for consideration at the 2026 Annual Meeting. West is not responsible for the content of this shareholder proposal or supporting statement.

“Proposal 4 — Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.

Selection of the Chairman of the Board the Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

The Chairman of the Board shall be an Independent Director. A Lead Director shall not be a substitute for an independent Board Chairman.

The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now.

Now is the perfect time to transition to an independent board chairman. West Pharmaceutical stock was at $468 in 2022. West Pharmaceutical stock then fell to $272 in late 2025.

An independent Board Chairman improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting investor confidence.

This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to the Company’s long-term sustainability and credibility.

Please vote yes:

Independent Board Chairman — Proposal 4”

The Board unanimously recommends a vote AGAINST Proposal 4.

76     I     Shareholder Proposal

The Board’s Recommendation AGAINST Proposal 4
After careful consideration, the Board unanimously recommends a vote AGAINST Proposal 4 for the reasons provided below.

Our Current Leadership Structure is Consistent with Strong Governance Practices

Our current Board leadership structure with a combined Chair/CEO and Lead Independent Director is consistent with strong governance practices. Our Corporate Governance Principles:

●
require a Lead Independent Director if a non-independent director is Chair of the Board;
●
emphasize the importance of the Lead Independent Director role to our Board’s structure and oversight; and
●
provide the Board the flexibility to change its leadership structure if it determines that doing so is advisable and in the best interests of the Company.

We Are Committed to Robust Independent Board Oversight

Independence is a pillar of our corporate governance framework. Our strong Lead Independent Director, engaged independent directors, and robust corporate governance practices support the effectiveness of the Board’s independent oversight.

A Fully Empowered Lead Independent Director

Our Bylaws and Corporate Governance Principles require the election of a Lead Independent Director if the individual elected as Chair of the Board is not an independent director or when the independent directors determine that such election is in the best interests of the Company.

Our governing documents fully empower the Lead Independent Director with clear authority and responsibilities, as summarized below.

Lead Independent Director Responsibilities:

●
Serve as principal liaison between the Chair and the independent directors
●
Preside at all sessions of the independent directors or whenever the Chair is not present
●
Call meetings of and set agendas for the independent directors whenever he or she deems appropriate
●
Review and approve agendas and schedules for each Board meeting in consultation with the Chair
●
Review and approve Board meeting minutes
●
Act as the lead for Board discussion of any subject where the CEO would not, in the judgment of the Lead Independent Director, be the appropriate person to chair such discussion
●
Communicate the results of the annual CEO performance evaluation to the CEO
●
Be available to participate in shareholder engagement when appropriate
●
Perform such other duties as the Board may from time-to-time delegate to assist the Board in fulfilling its responsibilities

To promote independence and refreshment and to ensure accountability, the Lead Independent Director is elected on an annual basis and may not be elected to serve more than four annual terms in succession, unless otherwise determined in the Board’s discretion. In accordance with our Bylaws and Corporate Governance Principles, our independent directors elected Mr. Robert Friel as Lead Independent Director in April 2025, as a successor to Director Mr. Paolo Pucci who had been serving in that role since 2022. In February 2026, the Board determined that it was in the best interests of the Company to elect Mr. Friel for a second annual term as Lead Independent Director.

Shareholder Proposal      I     77

The Board believes that the Lead Independent Director role provides meaningful independent leadership and oversight in our current Board structure.

Independent Directors and Corporate Governance Practices

Our Board’s current composition and corporate governance practices reflect our corporate governance framework’s unwavering commitment to independent board oversight.

Our Board strictly adheres to its Board Policy on Director Qualification Standards (“Independence Standards”), which meet or exceed applicable listing standards by requiring a majority of independent directors and explicitly define “independent” for such determination. Our Board-adopted Corporate Governance Principles further expect that a substantial majority of our Board be independent.

We have exceeded such independence expectations. Except for our Chair, all our directors have been determined to be independent under NYSE listing standards as well as our Independence Standards, Corporate Governance Principles and Bylaws. In addition, the Independence Standards and the director independence determinations thereunder are reviewed annually by our Nominating and Corporate Governance Committee and affirmed by our Board.

We believe the following corporate governance practices bolster the Board’s effectiveness and accountability, and they obviate the need for a rigid policy requiring the separation of the Chair and CEO roles.

At every Board meeting, the Lead Independent Director chairs executive sessions of independent directors without the CEO present.

100% of our standing committees are composed of independent directors, exceeding internal and external corporate governance standards. If the Chair of the Board is in attendance of a regular committee meeting, the independent directors meet in executive session thereafter.

Directors have unfettered access to senior management, other employees and outside advisors.
Over 90% of our directors are independent.
Directors are elected annually by majority vote (in uncontested elections), offering shareholders an opportunity to provide input on director performance.

Our Board and Committees perform annual self-evaluations, which include assessing respective leadership structures. This process is managed by our Nominating and Corporate Governance Committee, of which our Lead Independent Director is a member.

Our Board’s Flexible Approach to its Leadership Structure Better Serves Our Shareholders Than the Proposal’s Rigid Approach

Our Corporate Governance Principles give the Board discretion to separate the roles of the Chair and CEO if the Board determines that it is advisable and in the best interests of the Company to do so. The flexibility provided by our Corporate Governance Principles allows the Board to select the most effective Board leadership structure for the Company, considering all relevant factors and circumstances at any particular time. The Board believes that maintaining such flexibility is in the best interests of the Company and its shareholders.

West 2026 Proxy Statement     |     www.westpharma.com

78     I     Shareholder Proposal

The Board has exercised this discretion in the past. When Mr. Eric Green was newly elected as President and CEO of the Company in 2015, the Board determined at that time that it was in the best interests of the Company and its shareholders to have separate individuals in the roles of Chair and CEO as Mr. Green was new to the Company and his management role. The Board was then led by an independent Chair. Upon the then Chair’s retirement in 2022, the Board conducted an extensive, robust process leading to its unanimous election of Mr. Green as Chair of the Board effective May 24, 2022, and election of a Lead Independent Director (Mr. Pucci, as noted above). In support of this election, the Board considered a variety of factors, including Mr. Green having successfully led the Company to strong financial and operational growth over the prior seven years and because of his day-to-day involvement with and intimate understanding of the Company’s business, industry and management team.

The Board reevaluates its leadership structure on an annual basis. As set out under “Corporate Governance – Board Leadership Structure” on page 22, in February 2026, the Board determined that, at this time, maintaining the current Board leadership structure of a combined Chair/CEO role and a Lead Independent Director role was in the best interests of the Company and its shareholders. Among other relevant factors, the Board considered that:

●
the current Board leadership structure as well as the individuals currently serving as Chair/CEO and Lead Independent Director have promoted efficient decision-making, strong oversight and an open, constructive dialogue, not only among all members of the Board but also between Management and the Board;

●
the current Board leadership structure represents a balanced approach that ensures strong, effective oversight in the Company’s current operating and governance environment, aligning with the structure of other like companies; and

●
the Board has benefited significantly from (1) Mr. Green’s deep Company and industry knowledge in setting the Board agenda and strategic priorities for the Company’s long-term success in consultation with Mr. Friel, and (2) Mr. Friel’s dedication to maintaining robust independence in close collaboration with Mr. Green and the remaining independent directors.

By mandating the separation of the Chair and CEO roles, Proposal 4 strips our Board of its flexibility to select the most effective leadership structure, which is contrary to the best interests of the Company and its shareholders.

As part of this year’s shareholder engagement program, we reached out to shareholders representing nearly 60% of our outstanding shares to participate in calls to discuss, among other things, our robust corporate governance. Shareholders representing approximately 36% of our outstanding shares accepted our invitation to participate in these calls and indicated their appreciation for the opportunity to engage with us. We took this opportunity to discuss the Board’s governance principles, including the flexibility it maintains in those principles to change its leadership structure if it determines that doing so is advisable and in the best interests of the Company and its shareholders.

Considering our highly independent Board structure and strong corporate governance practices, the Board of Directors strongly believes that this shareholder proposal’s inflexible approach to our Board leadership structure is unnecessary and not in the best interests of the Company and its shareholders.

For the reasons stated above, the Board unanimously recommends a vote AGAINST Proposal 4.

Questions and Answers About the Annual Meeting and Voting

1.	Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our proxy materials to certain shareholders via the Internet under the “Notice and Access” approach permitted by SEC rules. This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares. On March 12, 2026, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet. If you would like to receive a printed copy of our proxy materials, we will send you one free of charge. Instructions for requesting such materials are included in the Notice. This Proxy Statement and our 2025 Annual Report on Form 10-K are available at www.westpharma.com/investors/financial.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the “shareholder of record” with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. For beneficial owners, the proxy materials would have been made available to you by your broker, bank or other nominee who is considered the shareholder of record of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank, or nominee how to vote your shares by following the separate instructions from your broker, bank, or other holder of record describing how to vote your shares.

3.	What is a proxy?

A proxy is another person that you authorize to vote your shares in the manner that you direct. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Norman D. Finch Jr. (Senior Vice President, General Counsel & Corporate Secretary) and Hallie Snyder Sacchetta (Corporate Counsel, SEC, Finance & Transactions) to serve as proxies for the Annual Meeting. The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

4.	How can I attend the Annual Meeting?

Our Annual Meeting will be held virtually via live webcast on Monday, May 4, 2026 at 9:30AM Eastern Daylight Time.

To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/WST2026. Online access to the webcast will open 15 minutes prior to the start of the meeting. We encourage you to log on early. In order to log on, stockholders will need their unique 16-digit control number, which can be found on either the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 28, 2026, so that you can be provided with a control number and gain access to the meeting.

5.	Who is entitled to vote at the Annual Meeting?

Shareholders of our common stock, par value $.25 per share, at the close of business on February 27, 2026, the record date, are entitled to receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. As of the close of business on the record date, 72,081,610 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought to the meeting.

6.	How can I vote during the Annual Meeting?

Shareholders as of the record date may attend and vote during our Annual Meeting by logging into www.virtualshareholdermeeting.com/WST2026 and entering their unique 16-digit digital control number, which can be found on either the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy

80     I     Questions and Answers

card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 28, 2026, so that you can be provided with a control number and gain access to the meeting.

7.	How do I ask questions at the Annual Meeting?

The virtual meeting portal permits the submission of questions and answers by a chat function or through the company-provided operator similar to the process used for our quarterly earnings release conference calls. Questions must be related to the items on the agenda during the Annual Meeting, and consistent with applicable law and the rules for an orderly meeting which are published in advance of the meeting. Questions that are not related to an agenda item or are asked after the Annual Meeting concludes will be reviewed and posted on the Company website, www.westpharma.com, as appropriate. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/WST2026.

8.	How can I vote my shares before the Annual Meeting?

If you are a shareholder of record, you may submit a proxy via the Internet, by mail or by telephone as described below:

●	Via the Internet. You can submit a proxy for your shares via the Internet until 11:59 PM Eastern Daylight Time on May 3, 2026, by visiting www.ProxyVote.com and following the instructions on the website. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded. Please note that if you hold your shares in a Plan, your proxy must be submitted by 11:59 PM Eastern Daylight Time on April 30, 2026.
●	By Mail. If you choose to submit a proxy for your shares by mail, simply complete the proxy card or voting instruction card that you received, date and sign it, and return it in the postage paid envelope provided. We must receive your proxy before the start of the Annual Meeting.
●	By Telephone. You can submit a proxy for your shares by telephone until 11:59 PM Eastern Daylight Time on May 4, 2026, by calling the toll-free telephone number 1-800-690-6903 from the United States, U.S. territories and Canada. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders’ identities by using individual control numbers. Please note that if you hold your shares in a Plan, your proxy must be submitted by 11:59 PM Eastern Daylight Time on April 30, 2026.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend and vote during the virtual Annual Meeting, as described above.

If you are a beneficial owner, please follow the voting instructions of the institution that holds your shares.

9.	How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you are a shareholder of record and sign and return a proxy card or voting instruction card without giving specific voting instructions, your shares will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

With respect to Plan participants, any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the West Contract Manufacturing Savings and Retirement Plan have been added to your other holdings on your proxy card.

Your completed proxy card serves as voting instructions to the trustee of those plans. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, as described above.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Questions and Answers      I     81

10.	Can I revoke or change my vote?

If you are a shareholder of record, you may revoke or change your vote any time before the proxy is exercised by:

●	Delivering to our Corporate Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;
●	Delivering to our Corporate Secretary a duly executed proxy bearing a later date, before the vote is taken at the Annual Meeting;
●	Submitting a proxy on a later date by telephone or via the Internet before 11:59 PM Eastern Daylight Time on May 3, 2026; or
●	Attending the Annual Meeting and voting (your attendance at the Annual Meeting will not by itself revoke a previously granted proxy).

If you are a beneficial owner, please refer to the relevant questions below to determine how your shares will be counted for each proposal.

11.	What vote is required to approve each of the proposals at the Annual Meeting?
●	Proposal 1 (Election of Directors) requires that the number of votes “for” a director must exceed the number of votes “against” a director.
●	Proposal 2 (Advisory Vote to Approve Named Executive Officer Compensation) requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
●	Proposal 3 (Ratification of the Appointment of our Independent Registered Public Accounting Firm) requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
●	Proposal 4 (Shareholder Proposal regarding an Independent Board Chair Policy) requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter
12.	How many shares must be present to hold the Annual Meeting?

We must have a quorum to conduct business at the Annual Meeting. A quorum consists of the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

If a quorum is not present at the Annual Meeting, we will adjourn the Annual Meeting to a future time.

13.	What are “abstentions” and “broker non-votes” and how would they affect the vote?

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. A “broker non-vote” occurs when a broker, bank or other nominee that holds shares for a beneficial owner is unable to vote those shares for the beneficial owner because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares on how to vote for such item. Brokers do not have discretionary authority with regard to Proposal 1, Proposal 2 and Proposal 4. Accordingly, it is particularly important that

West 2026 Proxy Statement     |     www.westpharma.com

82     I     Questions and Answers

beneficial owners instruct their brokers on how to vote their shares. The table below outlines our treatment of abstentions, broker non-votes and whether broker discretionary voting is permitted for each proposal:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 — Election of Directors	The number of votes “for” a director must exceed the number of votes “against” a director	Abstentions and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation	Affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter	Abstentions will have the effect of votes “against” the proposal and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 3 — Ratification of the Appointment of our Independent Registered Public Accounting Firm	Affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter	Abstentions will have the effect of votes “against” the proposal and broker non-votes are not expected as this is a routine matter within the meaning of applicable NYSE rules	Yes
Proposal 4 — Shareholder Proposal Regarding an Independent Board Chair Policy	Affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter	Abstentions will have the effect of votes “against” the proposal and broker non-votes will not be considered in determining the outcome of the proposal	No

Other Information

Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2027 Annual Meeting, the proposal must be received by us at our principal executive offices by November 12, 2026 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing and should be mailed by certified mail, return receipt requested to: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Our Bylaws set forth procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders without seeking access to our proxy materials. Nominations for director nominees or an item of business to be conducted without seeking access to our proxy materials must be submitted in writing to the Corporate Secretary of the Company at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341 and should be mailed by certified mail, return receipt requested. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2027 Annual Meeting not less than 120 days (November 12, 2026) nor more than 150 days (October 13, 2026) prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting. If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event, later than four days before the meeting date).

Additionally, pursuant to the proxy access provisions of our amended and restated Bylaws, a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including by providing the Secretary of the Company with advance notice of the nomination not less than 120 days (November 12, 2026) nor more than 150 days (October 13, 2026) prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting.

In each case, whether seeking access to our proxy materials or not, the nomination must contain information about the nominees as specified in our Bylaws, and the notice must include the information specified in our Bylaws, including but not limited to information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Universal Proxy Rules. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2026. This means that the requirements of the SEC’s universal proxy rule must be satisfied in addition to the requirements of our Bylaws if a shareholder intends to solicit proxies in support of nominees other than those of the Company. Such notice may be mailed to the Corporate Secretary at the address above. Solely for purposes of including a shareholder nominee on the proxy card pursuant to SEC Rule 14a-19 (Universal Proxy), the Board’s role is to ensure the shareholder nominee is qualified, based on requirements specified in the Articles of Incorporation, Corporate Governance Principles and Bylaws.

Except as otherwise required by law, the Chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws. You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

The Board of Directors knows of no other matters that will be presented at the 2026 Annual Meeting other than those referred to in this Proxy Statement. If any other matter is presented for action at the Annual Meeting, the persons named in the proxy will vote the shares they represent as recommended by the Board or, if no recommendation is given, in their best judgment pursuant to the discretionary authority conferred by the proxy.

84     I     Other Information

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This delivery method is referred to as “householding.” We have adopted the “householding” process for this Proxy Statement and the 2025 Annual Report on Form 10-K. Shareholders who share the same last name and address will receive only one copy of the proxy materials. However, a proxy card for each shareholder of record will be made available. If you would like to opt out of the “householding” delivery method and receive multiple copies of the proxy materials at the same address without charge, please write to our Corporate Secretary at West Pharmaceutical Services, Inc.,
530 Herman O. West Drive, Exton, PA 19341.

Annual Report

We have either mailed to you with this Proxy Statement a copy of our 2025 Annual Report on Form 10-K or sent you a Notice of Internet Availability of Proxy Materials containing instructions to access our 2025 Annual Report on Form 10-K online. Copies of these materials are also available online without charge from the SEC at www.sec.gov or via our website at www.westpharma.com/investors/financial. If you do not have access to the Internet or have not received a copy of our 2025 Annual Report on Form 10-K, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by West under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by West under those statutes, except to the extent we specifically incorporate these items by reference.

A-1

APPENDIX A–Reconciliation of Non-U.S. GAAP Financial Measures

Financial Measures and Adjustments

The Company reports its financial results in accordance with U.S. GAAP (or referred to in this Annex A as “reported”). However, management also uses certain non-U.S. GAAP financial measures in evaluating our results of operations. Management believes that this information provides users with a valuable insight into our overall performance and financial position. As a result, this Proxy Statement contains certain non-U.S. GAAP financial measures, including organic net sales, adjusted-diluted EPS and adjusted operating profit margin. Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than USD at the applicable foreign exchange rates in effect during the comparable prior-year period. Adjusted operating profit margin excludes the effects of unallocated items. The unallocated items are not representative of ongoing operations, and generally include restructuring and related charges, certain asset impairments, and other specifically identified income or expense items. These non-U.S. GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with U.S. GAAP. A reconciliation of these non-U.S. GAAP measures to the comparable U.S. GAAP financial measures is included in the tables set forth below.

Reported Net Sales (in millions) (U.S. GAAP)	$3,074.1
Impact of currency on net sales	(56.4)
Organic Net Sales (non-U.S. GAAP) (1)	$3,017.7
(1)	Organic net sales exclude the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than the U.S. Dollar at the applicable foreign currency exchange rates in effect during the comparable prior-year period.

	Operating	Operating
	Profit ($ in	Margin
	millions)%		Diluted EPS
Reported (U.S. GAAP)	$584.9	19.0%	$6.79
Restructuring and other charges (1)	23.3		0.31
SmartDose® 3.5mL sale (2)	8.4		0.09
Cost-method investment activity (3)	4.5		0.06
Amortization of acquisition-related intangible assets (4)	0.2		0.03
Other	1.1		0.01
Adjusted (non-U.S. GAAP)	$622.4	20.2%	$7.29
(1)	During 2025, the Company recorded pre-tax charges of $23.3 million related to two existing restructuring programs: (i) $18.4 million within other expense (income), related to severance, acceleration of depreciation and lease costs in connection with the Company's January 2025 restructuring plan and (ii) $4.9 million within selling, general and administrative expenses, for professional services relating to the Company’s 2024 plan to optimize the legal structure of the Company and its subsidiaries. In addition, the Company recorded income tax charges of $4.9 million related primarily to withholding tax and capital gains incurred in executing our plan to optimize our legal structure.
(2)	During 2025, the Company recorded charges of $8.4 million related to the Company's agreement to sell its SmartDose® 3.5mL On-Body Delivery System and associated facilities to AbbVie. The Company recorded $6.2 million of the charges within other expense (income), related to severance and lease impairment charges in connection with the sale agreement. The Company recorded the remaining $2.2 million within selling, general and administrative expenses, relating to professional services in connection with the sale agreement.
(3)	During 2025, the Company recorded cost-method investment impairment charges of $4.5 million within other expense (income).

2     I     Other Information

(4)	During 2025, the Company recorded $0.2 million of amortization expense within selling, general and administrative expenses associated with an intangible asset acquired during the second quarter of 2020. Additionally, during 2025, the Company recorded $1.8 million of amortization expense in association with an acquisition of increased ownership interest in Daikyo.

Operating Cash Flow (in millions) (U.S. GAAP)	$754.8
Capital Expenditures (U.S. GAAP)	(285.9)
Free Cash Flow (non-U.S. GAAP) (1)	$468.9
(1)	Free Cash Flow is defined as defined as operating cash flow, less capital expenditures.

Financial Measures and Adjustments for AIP Purposes

EPS growth for AIP purposes differs from the EPS reported under U.S. GAAP in our press release (the “Earnings Release”) announcing our fourth quarter and full year 2025 financial results furnished with the Form 8-K furnished to the SEC on February 12, 2026 (which Earnings Release is not incorporated herein by reference). This difference is best explained by reconciling the results used for calculating AIP payments to U.S. GAAP and the Earnings Release. Certain items for AIP purposes are excluded as they are not representative of ongoing operations. Adjusted net sales for AIP purposes excludes the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than USD at the budgeted foreign currency exchange rate. Adjusted diluted EPS for AIP purposes excludes the effects of unallocated items, which generally include restructuring and related charges, certain asset impairments, and other specifically-identified income or expense items. The re-measured results excluding effects from currency translation, the impact from acquisitions and/or divestitures and excluding the effects of unallocated items are not in conformity with U.S. GAAP and should not be used as a substitute for the comparable U.S. GAAP financial measures. A reconciliation of the financial measures used for the AIP to our Earnings Release financials allows for a meaningful comparison. The following table contains unaudited reconciliations of 2025 U.S. GAAP Consolidated Net Sales, OCF and Reported-diluted EPS to Adjusted Net Sales, Adjusted OCF and Adjusted-diluted EPS for AIP purposes. There were no other adjustments.

Adjusted diluted EPS per Earnings Release	$7.29
Tax Benefit Stock Compensation (1)	(0.06)
Adjusted diluted EPS for AIP purposes	$7.23
Operating Cash Flow (in millions)	$754.8
Restructuring and related charges (2)	7.8
Adjusted OCF for AIP purposes	$762.6
Consolidated Net Sales (in millions)	$3,074.1
Foreign exchange impact vs. budget	(177.7)
Adjusted Net Sales for AIP purposes	$2,896.4
(1)	Similar to prior years, this item was not included in the budgeted EPS target and is deducted for purposes of comparing actual results to our performance targets for AIP.
(2)	During 2025, the Company made severance payments of $7.8 million in connection with the Company’s restructuring plans.

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By your side
for a healthier world™

West Pharmaceutical Services, Inc.

530 Herman O. West Drive
Exton, PA 19341 USA

610.594.2900

www.westpharma.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V88205-P45265 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1. Election of Directors Nominees: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. Advisory vote to approve named executive officer compensation. 3. Ratification of the appointment of our independent registered public accounting firm for 2026. The Board of Directors recommends that you vote FOR Proposals 2 and 3: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. WEST PHARMACEUTICAL SERVICES, INC. The Board of Directors recommends that you vote FOR the following: 1a. Mark A. Buthman 1b. William F. Feehery 1c. Robert F. Friel 1d. Eric M. Green 1e. Janet B. Haugen 1f. Molly E. Joseph 1g. Deborah L. V. Keller 1h. Myla P. Lai-Goldman 1i. Stephen H. Lockhart 1j. Douglas A. Michels 1k. Paolo Pucci The Board of Directors recommends that you vote AGAINST Proposal 4: 4. Shareholder proposal regarding an independent Board Chair policy. For Against Abstain SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Daylight Time on May 3, 2026 for shares held directly and by 11:59 P.M. Eastern Daylight Time on April 30, 2026 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WST2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Daylight Time on May 3, 2026 for shares held directly and by 11:59 P.M. Eastern Daylight Time on April 30, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

V88206-P45265 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2025 Annual Report on Form 10-K are available at www.proxyvote.com. WEST PHARMACEUTICAL SERVICES, INC. www.virtualshareholdermeeting.com/WST2026 This proxy is solicited by the Board of Directors The undersigned hereby appoints Norman D. Finch Jr. and Hallie Snyder Sacchetta as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc. held of record by the undersigned on February 27, 2026, at the Annual Meeting of Shareholders to be held on May 4, 2026 or any postponement or adjournment thereof. The Annual Meeting of Shareholders will be held at 9:30 AM EDT, on May 4, 2026 virtually at www.virtualshareholdermeeting.com/WST2026. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4. Continued and to be signed on reverse side